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                                   EXHIBIT 2.3









                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             BRISTOL HOTEL COMPANY,

                          BRISTOL OMAHA HOTEL COMPANY,

                               OMAHA HOTEL, INC.,

                                       AND

                           THE SHAREHOLDERS LISTED ON
                           THE SIGNATURE PAGES HEREOF









                                JANUARY 30, 1998








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                                TABLE OF CONTENTS

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                                                                                                                PAGE
                                                                                                                ----
ARTICLE  1
         THE MERGER...............................................................................................2
                  1.1      The Merger.............................................................................2
                  1.2      Effective Time.........................................................................2
                  1.3      Effect of the Merger...................................................................2
                  1.4      Certificate of Incorporation: Bylaws...................................................2
                  1.5      Directors and Officers.................................................................2
                  1.6      Shares to be Issued; Effect on Capital Stock...........................................2
                  1.7      Dissenters' Shares.....................................................................5
                  1.8      Surrender of Certificates; Payment and Delivery of Merger Consideration................5
                  1.9      No Further Ownership Rights in Omaha Common Stock or
                           Omaha Preferred Stock..................................................................6
                  1.10     Tax Consequences Treatment.............................................................6
                  1.11     Working Capital Statement; Closing Working Capital Adjustment; Reserves................6
                  1.12     Earnest Money..........................................................................8
                  1.13     Taking of Necessary Action: Further Action.............................................8

ARTICLE  2
         REPRESENTATIONS AND WARRANTIES OF
         OMAHA AND THE SHAREHOLDERS...............................................................................9
                  2.1      Organization of Omaha..................................................................9
                  2.2      Company Capital Structure..............................................................9
                  2.3      Subsidiaries...........................................................................9
                  2.4      Authority.............................................................................10
                  2.5      Omaha Financial Statements............................................................10
                  2.6      Indebtedness; No Undisclosed Liabilities..............................................10
                  2.7      No Changes............................................................................11
                  2.8      Tax and Other Returns and Reports.....................................................11
                  2.9      No Restrictions on Business Activities................................................12
                  2.10     Title to Properties; Absence of Liens and Encumbrances; Other Assets..................12
                  2.11     Intellectual Property.................................................................12
                  2.12     Material Agreements...................................................................13
                  2.13     Sufficiency of Certain Items..........................................................13
                  2.14     Governmental Authorization............................................................14
                  2.15     Litigation............................................................................14
                  2.16     Accounts Receivable...................................................................14
                  2.17     Minute Book...........................................................................14
                  2.18     Environmental and OSHA................................................................14
                  2.19     Brokers' and Finders' Fees............................................................15
                  2.20     Labor Matters.........................................................................15
                  2.21     Insurance.............................................................................16
                  2.22     Compliance with Laws..................................................................16
                  2.23     Other Rights/Commitments..............................................................17
                  2.24     FIRPTA................................................................................17
                  2.25     Employee Benefit Plans................................................................17
                  2.26     Assessments...........................................................................18
                  2.27     Condition of Improvements; Core Modernization/Product Improvement Plans...............18
                  2.28     ADA Compliance........................................................................19
                  2.29     Representations Complete..............................................................19

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
                  2.30     Investment Representations............................................................19
                  2.31     Hart-Scott-Rodino Filing..............................................................21

ARTICLE  3
         REPRESENTATIONS AND WARRANTIES OF BRISTOL AND BRISTOL OMAHA.............................................21
                  3.1      Organization, Standing and Power......................................................21
                  3.2      Capital Structure.....................................................................21
                  3.3      Authority.............................................................................21
                  3.4      SEC Documents; Bristol Financial Statements...........................................22
                  3.5      Brokers and Finders' Fees.............................................................22
                  3.6      No Ownership of Omaha Common Stock or Omaha Preferred Stock...........................22
                  3.7      Litigation............................................................................23
                  3.8      Representations Complete..............................................................23

ARTICLE  4
         CONDUCT PRIOR TO THE EFFECTIVE TIME.....................................................................23
                  4.1      Surveys and Title Commitments.........................................................23
                  4.2      Inspection and Audit..................................................................23
                  4.3      Conduct of Business of Omaha Pending the Closing......................................24
                  4.4      No Solicitation.......................................................................27

ARTICLE  5
         ADDITIONAL AGREEMENTS...................................................................................28
                  5.1      Shareholder Consent...................................................................28
                  5.2      Confidentiality.......................................................................28
                  5.3      Covenants Not to Compete..............................................................29
                  5.4      Continued Cooperation.................................................................29
                  5.5      Consents..............................................................................29
                  5.6      Compliance With Rule 144 and the Securities Act.......................................30
                  5.7      Legal Requirements....................................................................30
                  5.8      Best Efforts, Additional Documents and Further Assurances.............................30
                  5.9      Liquor Licenses.......................................................................30
                  5.10     Office Lease..........................................................................31

ARTICLE  6
         CONDITIONS TO THE MERGER................................................................................31
                  6.1      Conditions to Obligations of Omaha and the Shareholders...............................31
                  6.2      Conditions to the Obligations of Bristol and Bristol Omaha............................32

ARTICLE  7
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
         INDEMNIFICATION AND HOLDBACK............................................................................34
                  7.1      Survival of Representations and Warranties: Indemnification...........................34
                  7.2      Indemnification by Bristol............................................................37

ARTICLE  8
         TERMINATION, AMENDMENT AND WAIVER.......................................................................37
                  8.1      Termination...........................................................................37
                  8.2      Effect of Termination.................................................................38
                  8.3      Amendment.............................................................................38
                  8.4      Extension; Waiver.....................................................................38

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
ARTICLE  9
         GENERAL PROVISIONS......................................................................................39
                  9.1      Notices...............................................................................39
                  9.2      Interpretation........................................................................40
                  9.3      Counterparts; Effectiveness...........................................................40
                  9.4      Miscellaneous.........................................................................40
                  9.5      Governing Law.........................................................................40
                  9.6      Attorneys' Fees.......................................................................40
                  9.7      Rules of Construction.................................................................40
                  9.8      Consents..............................................................................40
                  9.9      Definitions...........................................................................40


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                                LIST OF EXHIBITS

Exhibit 6.1(e)         Form of Opinion of Counsel for Bristol
Exhibit 6.2(h)         Form of Opinion of Counsel for Omaha and the Shareholders


                                LIST OF SCHEDULES

Schedule 1.11          Closing Working Capital Statement
Schedule 2.2           Capitalization
Schedule 2.3           Omaha Subsidiaries
Schedule 2.5           Omaha Financial Statements
Schedule 2.6           Omaha Indebtedness
Schedule 2.7           Changes Since Date of Omaha Balance Sheet
Schedule 2.8           Taxes
Schedule 2.10(a)       Hotel Real Property
Schedule 2.10(b)       Equipment Leases; Liens
Schedule 2.11          Intellectual Property
Schedule 2.12(a)       Material Agreements
Schedule 2.12(b)       Required Consents
Schedule 2.14          Governmental Authorizations
Schedule 2.15          Litigation
Schedule 2.20          Employees
Schedule 2.21          Insurance
Schedule 2.25          Employee Benefit Plans
Schedule 2.26          Assessments
Schedule 2.27(b)       Core Modernization; Product Improvement Plans
Schedule 4.2(b)        Due Diligence Deliveries
Schedule 4.3           Interim Conduct of Business
Schedule 5.10          Occupied Premises
Schedule 6.2(l)        Title Policy Amounts

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                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of January 30, 1998, among BRISTOL HOTEL COMPANY, a Delaware corporation ("BRISTOL"), BRISTOL OMAHA HOTEL COMPANY, a Delaware corporation and a wholly owned subsidiary of Bristol ("BRISTOL OMAHA"), OMAHA HOTEL, INC., a Kansas corporation ("OMAHA"), and the common and preferred shareholders of Omaha listed on the signature pages of this Agreement, who constitute all of the shareholders of Omaha (collectively, the "SHAREHOLDERS").

                                    RECITALS:

         A. Omaha and its subsidiaries own 19 hotels and motels and related property and assets (collectively, the "HOTELS"). Omaha also owns or leases other property and assets not related to or used in connection with the Hotels.

         B. The Boards of Directors of each of Omaha, Bristol and Bristol Omaha believe it is in the best interests of each company and their respective shareholders that Omaha and Bristol Omaha combine into a single company through the statutory merger of Omaha with and into the Bristol Omaha (the "MERGER"), with Bristol Omaha surviving the Merger, and, in furtherance thereof, have approved the Merger.

         C. Pursuant to the Merger, among other things, the outstanding shares of Omaha Common Stock (as hereinafter defined in Section 1.6) and Omaha Preferred Stock (as hereinafter defined in Section 1.6) will be converted into shares of Bristol Common Stock (as hereinafter defined in Section 1.6) at the respective conversion ratios determined herein and, in addition thereto, cash consideration will be paid to the Shareholders who own shares of Omaha Common Stock, as specified herein.

         D. Omaha, Bristol, Bristol Omaha and the Shareholders desire to make certain representations and warranties and other agreements in connection with the Merger.

         E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

         F. In connection with this Agreement, Highland Manor, Inc., a Kansas corporation ("HIGHLAND"), and Bristol Omaha have entered into a Purchase and Sale Agreement (the "GREAT BEND PURCHASE AGREEMENT") pursuant to which Bristol Omaha will have the right to purchase from Highland, and Highland will sell to Bristol Omaha, the Great Bend Holiday Inn in Great Bend, Kansas (the "GREAT BEND HOTEL"). The Merger and other transactions contemplated by this Agreement and the purchase of the Great Bend Hotel and other transactions contemplated by the Great Bend Purchase Agreement are sometimes hereinafter collectively referred to as the "OMAHA TRANSACTIONS."

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

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                                    ARTICLE 1
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as hereinafter defined in
Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable laws of the States of Delaware and Kansas, Omaha will be merged with and into Bristol Omaha, the separate corporate existence of Omaha will cease and Bristol Omaha will continue as the surviving corporation. Bristol Omaha, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

         1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 6, the parties hereto will cause the Merger to be consummated by filing a Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretaries of State of Delaware and Kansas in such form as required by, and executed in accordance with the relevant provisions of, the laws of the States of Delaware and Kansas (the time at which such filings have been made in Delaware and Kansas will be referred to herein as the "EFFECTIVE TIME"). The closing of the transactions contemplated hereby (the "CLOSING") will take place at 10:00 a.m. Central Time at such place as Bristol and Omaha will determine, on the date of the Effective Time, but in any event on or prior to the later of (a) 30 days after the expiration of the Due Diligence Period (as hereinafter defined in Section 4.2(c)) and (b) April 30, 1998 (the "CLOSING DATE").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the laws of the States of Delaware and Kansas. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the estate, assets, property, rights, privileges, powers and franchises of Bristol Omaha and Omaha will vest in the Surviving Corporation, and all debts, liabilities and obligations of Bristol Omaha and Omaha will become the debts, liabilities and obligations of the Surviving Corporation.

         1.4 Certificate of Incorporation: Bylaws.

             (a) The Certificate of Merger will be in substantially the form agreed upon by the parties hereto and may provide that at the Effective Time the Certificate of Incorporation of the Surviving Corporation be amended as therein provided and may thereafter be amended as provided by law and such Certificate of Incorporation.

             (b) The Bylaws of Bristol Omaha, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers. The directors and officers of the Surviving Corporation will be the directors and officers of Bristol Omaha immediately prior to the Merger, each such director to hold such position in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and each such officer to hold such title until his or her respective successor is duly elected or appointed and qualified.

         1.6 Shares to be Issued; Effect on Capital Stock.

             (a) Purchase Price: Assuming Closing Working Capital (as defined below) is $0, the total value of the Omaha Transactions is $100,000,000, consisting of: (i) the outstanding principal balance

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

of the aggregate Omaha Indebtedness (as hereinafter defined in Section 2.6) and all accrued but unpaid interest and other charges thereon on the Closing Date (which amounts are expected to aggregate $40,914,332 on the Closing Date); (ii) payment of the cash purchase price for the Great Bend Hotel under the Great Bend Purchase Agreement equal to $3,500,000 (the "GREAT BEND PURCHASE PRICE"); (iii) payment of the aggregate purchase price for all of the shares of preferred stock, par value $100 per share, of Omaha (the "OMAHA PREFERRED STOCK") issued and outstanding as of the Closing Date equal to $1,950,000 (the "PREFERRED STOCK MERGER CONSIDERATION"); and (iv) payment of the aggregate purchase price for all of the shares of issued and outstanding shares of common stock, par value $100 per share, of Omaha (the "OMAHA COMMON STOCK") as of the Closing Date in an amount equal to the difference of (A) $100,000,000 less (B) the sum of the Omaha Indebtedness plus the Great Bend Purchase Price plus the Preferred Stock Merger Consideration (the "COMMON STOCK PURCHASE PRICE"). Pursuant to the Certificate of Merger, at the Effective Time, all issued and outstanding shares of the Omaha Preferred Stock, together with all accrued but unpaid dividends thereon, will be converted into and exchangeable for that aggregate number of shares of the common stock, par value $0.01 per share, of Bristol (the "BRISTOL COMMON STOCK") that, subject to adjustment as described in Section 1.6(b), is equal to (i) the Preferred Stock Merger Consideration divided by (ii) $28.00. In addition, pursuant to the Certificate of Merger, at the Effective Time all issued and outstanding shares of Omaha Common Stock will be converted into and exchangeable for (i) that aggregate number of shares of Bristol Common Stock (such number of shares being referred to herein as the "STOCK CONSIDERATION") that, subject to adjustment as described in Section 1.6(b), is equal to the quotient of (A) $38,050,000 (the "STOCK PURCHASE PRICE"), divided by (B) $28.00, and (ii) cash in an amount equal to the excess of the Common Stock Purchase Price over $38,050,000 (the "CASH CONSIDERATION" and, together with the Stock Consideration, the "COMMON STOCK MERGER CONSIDERATION"). The Preferred Stock Merger Consideration and the Common Stock Merger Consideration are sometimes collectively referred to herein as the "MERGER CONSIDERATION." Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Bristol Omaha, Omaha or the holder of any of the following securities, the following will occur:

                           (i) Conversion of Omaha Common Stock. Except as provided in Section 1.6(a)(vi), each share of Omaha Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Omaha Common Stock to be canceled pursuant to Section 1.6(a)(iii)) will be converted automatically into and exchangeable automatically for the right to receive the amount of the Cash Consideration and the Stock Consideration equal to the Conversion Ratio (as defined below). Upon surrender of the certificate representing such share of Omaha Common Stock in the manner provided in Section 1.8, Bristol will pay to the surrendering Shareholder the amount of the Cash Consideration to which such Shareholder is entitled and will, subject to Section 1.8, instruct its transfer agent to issue to the surrendering Shareholder certificates evidencing the number of shares of Bristol Common Stock to which the surrendering Shareholder is entitled. The "COMMON STOCK CONVERSION RATIO" will mean the quotient (which will be rounded off at the nearest one hundred thousandth) obtained by dividing (A) the Cash Consideration or the Stock Consideration, as the case may be, by (B) the number of shares of Omaha Common Stock issued and outstanding at the Closing.

                           (ii) Conversion of Omaha Preferred Stock. Except as provided in Section 1.6(a)(vi), each share of Omaha Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Omaha Preferred Stock to be canceled pursuant to
         Section 1.6(a)(iii)), together with all accrued but unpaid dividends thereon, will be converted automatically into and exchangeable automatically for the right to receive the amount of the Preferred

         Stock Merger Consideration equal to the Preferred Stock Conversion Ratio (as defined below). Upon surrender of the certificate representing such share of Omaha Preferred Stock in the manner provided in Section 1.8, Bristol will, subject to Section 1.8, instruct its transfer agent to issue to the surrendering Shareholder certificates evidencing the number of shares of Bristol Common Stock to which the surrendering Shareholder is entitled. The "PREFERRED STOCK CONVERSION RATIO" will mean the quotient (which will be rounded off at the nearest one hundred thousandth) obtained by dividing (A) the Preferred Stock Merger Consideration by (B) the number of shares of Omaha Preferred Stock issued and outstanding at the Closing. The Common Stock Conversion Ratio and the Preferred Stock Conversion Ratio are sometimes collectively referred to herein as the "CONVERSION RATIOS."

                           (iii) Cancellation of Bristol-Owned and Omaha-Owned Stock. Each share of Omaha Common Stock or Omaha Preferred Stock held in treasury by Omaha or owned by Bristol Omaha, Bristol, or any direct or indirect wholly owned subsidiary of Bristol or of Omaha immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof.

                           (iv) Capital Stock of Bristol Omaha. Each share of the common stock, par value $0.01 per share, of Bristol Omaha issued and outstanding immediately prior to the Effective Time will remain issued and outstanding without change or adjustment. Each stock certificate of Bristol Omaha evidencing ownership of any such shares will continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                           (v) Adjustments to Conversion Ratios. The Conversion Ratios will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Bristol Common Stock, Omaha Common Stock or Omaha Preferred Stock), reorganization, recapitalization or other like change with respect to Bristol Common Stock, Omaha Common Stock or Omaha Preferred Stock occurring after the date hereof and prior to the Effective Time.

                           (vi) Fractional Shares. No fraction of a share of Bristol Common Stock will be issued, but in lieu thereof each holder of shares of Omaha Common Stock or Omaha Preferred Stock who would otherwise be entitled to a fraction of a share of Bristol Common Stock (after aggregating all fractional shares of Bristol Common Stock to be received by such holder) will be entitled to receive from Bristol promptly after the Effective Time an amount of cash equal to the per share market value of Bristol Common Stock (based on the Ten-Day Average Price (as hereinafter defined in Section 1.6(b)) multiplied by the fraction of a share of Bristol Common Stock to which such holder would otherwise be entitled.

                  (b) Adjustments to Common Stock Consideration and Preferred Stock Merger Consideration. Notwithstanding anything to the contrary contained herein,

                           (i) in the event that the Ten-Day Average Price (as defined below) for Bristol Common Stock is below $24.00, then the condition to Closing set forth in Section 6.1(g) will not have been satisfied and Omaha and the Shareholders will not be required to close; provided, however, that if Bristol elects on or before the Closing Date to make up such valuation shortfall by issuing additional shares of Bristol Common Stock, then the condition to Closing set forth in
         Section 6.1(g) will be inapplicable and, in such event, (A) the Stock Consideration will consist of that aggregate number of shares of Bristol Common Stock that is equal to the sum of (a) the Stock Purchase Price divided by $28.00 (such number of shares being referred to herein as the "COMMON BASE SHARES") plus (b) the

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



         Common Shortfall Amount (as defined below) divided by the Ten-Day Average Price, and (B) the Preferred Stock Merger Consideration will consist of that aggregate number of shares of Bristol Common Stock that is equal to the sum of (a) the Preferred Stock Merger Consideration divided by $28.00 (such number of shares being referred to herein as the "PREFERRED BASE SHARES") plus (b) the Preferred Shortfall Amount (as defined below) divided by the Ten-Day Average Price; and

                           (ii) in the event that the Ten-Day Average Price for Bristol Common Stock is above $32.00, then the condition to Closing set forth in Section 6.2(j) will not have been satisfied and Bristol and Bristol Omaha will not be required to close; provided, however, that if the Shareholders elect on or before the Closing Date to take less shares of Bristol Common Stock to avoid any such valuation overage, then the condition to Closing set forth in Section 6.2(j) will be inapplicable and, in such event, (A) the Stock Consideration will consist of the aggregate number of shares of Bristol Common Stock that is equal to the difference of (a) the Common Base Shares, less (b) the Common Overage Amount (as defined below) divided by the Ten-Day Average Price, and (B) the Preferred Stock Merger Consideration will consist of the aggregate number of shares of Bristol Common Stock that is equal to the difference of (a) the Preferred Base Shares, less (b) the Preferred Overage Amount (as defined below) divided by the Ten-Day Average Price.

For purposes of this Agreement, (i) the term "COMMON OVERAGE AMOUNT" will mean the product of (A) the Common Base Shares multiplied by (B) the difference of the Ten-Day Average Price less $32.00, (ii) the term "COMMON SHORTFALL AMOUNT" will mean the product of (A) the Common Base Shares multiplied by (B) the difference of $24.00 less the Ten-Day Average Price, (iii) the term "PREFERRED OVERAGE AMOUNT" will mean the product of (A) the Preferred Base Shares multiplied by (B) the difference of the Ten-Day Average Price less $32.00, (iv) the term "PREFERRED SHORTFALL AMOUNT" will mean the product of (A) the Preferred Base Shares multiplied by (B) the difference of $24.00 less the Ten-Day Average Price, and (v) the term "TEN-DAY AVERAGE PRICE" will mean the average closing price of a share of Bristol Common Stock for the ten trading day period ending on (and including) the trading day immediately preceding the Closing Date, as reported on the New York Stock Exchange.

         1.7 Dissenters' Shares. Each Shareholder hereby waives any dissenter's rights under Section 17- 6712 of the Kansas General Corporation Law (to the extent such rights may be waived under Kansas law) and covenants that such Shareholder will not object in writing to the Merger and will vote such Shareholder's shares of Omaha Common Stock and Omaha Preferred Stock in favor of the Merger.

         1.8 Surrender of Certificates; Payment and Delivery of Merger Consideration. At the Closing, each Shareholder will deliver to Bristol stock certificates representing all outstanding shares of Omaha Common Stock and Omaha Preferred Stock owned by such Shareholder and Bristol will immediately (a) pay to each such Shareholder, by certified or bank check or by wire transfer (to an account designated by such Shareholder at least two business days prior to the Closing Date) of immediately available federal funds, the amount of the Cash Consideration to which such Shareholder is entitled and (b) other than with respect to shares held back pursuant to Section 7.1(c), instruct its transfer agent to issue and deliver to each such Shareholder, within two business days following the Closing, certificates representing the number of shares of Bristol Common Stock as is determined by multiplying the shares of Omaha Common Stock delivered by each such Shareholder by the Common Stock Conversion Ratio for the Stock Consideration and multiplying the shares of Omaha Preferred Stock, if any, delivered by each such Shareholder by the Preferred Stock Conversion Ratio for the Preferred Stock Merger Consideration.

         1.9 No Further Ownership Rights in Omaha Common Stock or Omaha Preferred Stock. The Common Stock Merger Consideration and the Preferred Stock Merger Consideration paid upon the conversion of shares of Omaha Common Stock and Omaha Preferred Stock, respectively, in accordance with the terms hereof will be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Omaha Common Stock and the Omaha Preferred Stock, respectively, and except as may be required by law, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Omaha Common Stock and Omaha Preferred Stock which were outstanding immediately prior to the Effective Time. Except as otherwise provided in Section 1.7, if after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this Article 1.

         1.10 Tax Consequences Treatment. It is intended by the parties hereto that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Omaha, Bristol, Bristol Omaha and the Shareholders each agree that they will not take or omit to take any action at any time within five (5) years after the date hereof which act or omission would cause the Merger not to qualify as a reorganization within the meaning of Section 368 of the Code, including without limitation:

              (a) any sale, exchange, distribution, transfer or other disposition of the assets of the Surviving Corporation that would cause the Merger to fail to satisfy the "continuity of business enterprise" requirement of
Section 1.368-1(d) of the Income Tax Regulations or the "substantially all the properties" requirement of Section 368(a)(2)(D) of the Code; and

              (b) any issuance of additional shares of the Common Stock of the Surviving Corporation that would result in Bristol failing to obtain or losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

         1.11 Working Capital Statement; Closing Working Capital Adjustment; Reserves.

              (a) Within 10 days after the Effective Time, the Shareholders will cause to be prepared and delivered to Bristol, subject to Bristol's reasonable approval, a preliminary closing working capital statement and certificate setting forth the Shareholders' calculation of their estimate of the difference obtained by subtracting the current consolidated liabilities of Omaha from the current consolidated assets of Omaha, calculated and adjusted as set forth in Schedule 1.11 hereto, immediately prior to the Effective Time ("CLOSING WORKING CAPITAL"). The amount of such estimated Closing Working Capital that is not reasonably disputed by Bristol is referred to herein as the "ESTIMATED CLOSING WORKING CAPITAL." If the Estimated Closing Working Capital exceeds $0, Bristol will pay to the Shareholders the amount of such excess and if Estimated Closing Working Capital is less than $0 the Shareholders will pay to Bristol the amount of such deficiency (any such payment being referred to herein as the "INITIAL CLOSING WORKING CAPITAL PAYMENT"), which shall be made within 10 days after the delivery of such statement to Bristol in the manner and with interest as provided in Section 1.1(e); provided, however, that to the extent that any Initial Closing Working Capital Payment made by Bristol to the Shareholders, when aggregated with the Cash Consideration, exceeds 50% of the sum of such Initial Closing Working Capital Payment and the aggregate Merger Consideration, then the amount of such excess shall be paid to the Shareholders by delivery of that number of shares of Bristol Common Stock equal to the quotient of the amount of such excess divided by $28.00.

              (b) As promptly as practicable and in any event within 90 days after the Effective Time, Bristol will cause to be prepared and delivered to the Shareholders a revised working capital statement (the "CLOSING WORKING CAPITAL STATEMENT") and a certificate based on such Closing Working Capital Statement setting forth Bristol's calculation of Closing Working Capital. Bristol will afford the Shareholders the opportunity to participate in and review Bristol's preparation of the Closing Working Capital Statement.

                  (c) If the Shareholders disagree with Bristol's calculation of Closing Working Capital, the Shareholders may, within 90 days after delivery of the Closing Working Capital Statement, deliver a notice to Bristol disagreeing with such calculation and setting forth the Shareholders' calculation of such amount. Any such notice of disagreement will specify in reasonable detail those items or amounts as to which the Shareholders disagree. In the event the Shareholders deliver a notice of disagreement, Bristol and the Shareholders will cause KPMG Peat Marwick, LLP or another firm of independent accountants of nationally recognized standing reasonably satisfactory to Bristol and the Shareholders (who will not have any material relationship with either) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. Such independent accountants will deliver to Bristol and the Shareholders, as promptly as practicable, a report setting forth such calculation. Such report will be final and binding upon Bristol and the Shareholders. The cost of such review and report will be borne equally by Bristol and the Shareholders.

                  (d) If Final Closing Working Capital (as defined below) exceeds the Estimated Closing Working Capital, then Bristol will pay to the Shareholders, in the manner and with interest as provided in Section 1.11(e), the amount of such excess. If Final Closing Working Capital is less than Estimated Closing Working Capital, then the Shareholders will pay to Bristol, in the manner and with interest as provided in Section 1.11(e), the amount of such deficiency. "FINAL CLOSING WORKING CAPITAL" means (i) the Closing Working Capital as agreed upon by Bristol and the Shareholders pursuant to Section 1.11(b), or (ii) if a notice of disagreement is delivered pursuant to Section 1.11(c), the Closing Working Capital as shown in the independent accountants' calculation delivered pursuant to Section 1.11(c); provided, that, in no event will Final Closing Working Capital be more than the Shareholders' or less than Bristol's calculation of Closing Working Capital delivered pursuant to Section 1.11(b) or Section 1.11(c), as applicable.

                  (e) Any payment due the Shareholders by Bristol pursuant to
Section 1.11(d) will be made within 10 days after the Final Closing Working Capital has been determined by delivery by Bristol of a certified or official bank check payable in immediately available federal funds to the Shareholders or by causing such payments to be credited to the account of the Shareholders as may be designated by them. Any payment due Bristol by the Shareholders pursuant to Section 1.11(d) will be made within 10 days after Final Closing Working Capital has been determined by delivery by the Shareholders of a certified or official bank check in immediately available federal funds to Bristol or by causing such payment to be credited to the account of Bristol designated by it. The amount of any payment to be made pursuant to this Section 1.11(e) will bear interest from and including the Effective Time to but excluding the date of payment at a rate per annum equal to the Base Rate in effect from time to time during the period from the Effective Time to the date of payment. Such interest will be payable at the same time as the payment to which it relates and will be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. To the extent that any payment due the Shareholders under this
Section 1.11(e), when aggregated with the Initial Closing Working Capital Payment and the Cash Consideration, exceeds 50% of the sum of such payment, the Initial Closing Working Capital Payment and the aggregate Merger Consideration, then the amount of such excess shall be paid to the Shareholders by delivery of that number of shares of Bristol Common Stock equal to the quotient of such excess divided by $28.00.

                  (f) In connection with Omaha's Construction Obligations set forth in Section 4.3(c), the Shareholders will reserve a sufficient amount of cash in Omaha in addition to the Closing Working

Capital as of the Effective Time necessary to complete any such Construction Obligations, as reasonably determined by Bristol.

         1.12 Earnest Money. Within three (3) business days after the date hereof, Bristol will deliver its check in the amount of $1,000,000 (the "EARNEST MONEY") to Stewart Title North Texas, 1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201 (Phone: 214/220-2060; Fax 214/969-7510) (attention: Joyce Beal) (the
"TITLE COMPANY"). The Title Company will deposit and invest the Earnest Money in an insured, interest bearing account pursuant to the written direction of Bristol. In the event the Closing occurs, the Earnest Money will be applied to the Cash Consideration at Closing. In the event the Closing does not occur, then the Title Company will disburse the Earnest Money in the manner provided for elsewhere herein. All interest accruing on the Earnest Money will not constitute additional Earnest Money but rather will be for the sole account of, and payable to Bristol in all events, free and clear of any and all claims by Omaha and the Shareholders.

         1.13 Taking of Necessary Action: Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Omaha and Bristol Omaha, the officers and directors of Omaha and Bristol Omaha are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         1.14 Surviving Corporation Not Responsible for Other Liabilities. It is the intent of the parties that the Surviving Corporation should not incur or be responsible for any greater Liabilities (as defined below) as a result of its acquiring the Hotels from Omaha in the Merger than the Surviving Corporation would have incurred or been responsible for had it simply purchased the Hotels from Omaha. Accordingly, Section 7.1 and other provisions of this Agreement are designed to ensure that (a) the Surviving Corporation receives the benefit only of (i) Omaha's interests in the Hotels (and all accessory buildings and structures, if any) and (ii) all inventories, furniture, furnishings, equipment, supplies, intellectual property and other tangible and intangible property and other assets owned or leased by Omaha and related to or used in connection with the foregoing (collectively the "HOTEL ASSETS"), and (b) the Surviving Corporation becomes liable and responsible as a result of the Merger only for
(i) the Omaha Indebtedness not to exceed $40,914,332 in aggregate amount (including principal, accrued but unpaid interest and other amounts owing with respect thereto), (ii) Liabilities of Omaha to the extent reflected in the Final Closing Working Capital Statement, (iii) Liabilities of Omaha under the Material Agreements (as hereinafter defined in Section 2.12) identified on Schedule 2.12(a) to the extent, and only to the extent, such Liabilities are not related to or arise from any event, action or circumstance that existed prior to the Effective Time, and (iv) Liabilities incurred by the Surviving Corporation in connection with or relating to the Hotel Assets with respect to any event, action or circumstance that first exists subsequent to the Effective Time (the liabilities described in clauses (i) through (iv) are collectively referred to herein as the "HOTEL LIABILITIES"). Such provisions are also designed to ensure that (a) the Shareholders receive the benefit of agricultural land, personal vehicles, life insurance policies, marketable securities, farm equipment, cattle, oil, gas, other minerals and/or royalties (not a part of the Hotel Real Property), service station sites and other assets and property owned or leased by Omaha and that are not used in connection with or related to the Hotel Assets (collectively, the "OTHER ASSETS"), and (b) the Shareholders become liable and responsible hereunder for all Liabilities other than the Hotel Liabilities, including, without limitation, any costs, expenses or liabilities incurred by Omaha in connection with or related to the Other Assets or incurred by the Surviving Corporation with respect to any event, action or circumstance that existed prior to the Effective Time and related to the Hotel Assets (collectively, the "OTHER LIABILITIES"). As used herein, the term "LIABILITIES" means any and all debts, claims, actions, suits, demands, rights, costs, expenses, liabilities, losses, damages, commitments and obligations, whether fixed, contingent or absolute, matured, unmatured or inchoate, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by tax auditing principles, consistently applied, to be reflected in the Omaha Financial Statements (as hereinafter defined in Section 2.5) or disclosed in the notes thereto.

                                    ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES OF
                           OMAHA AND THE SHAREHOLDERS

         Omaha and the Shareholders, each jointly and severally, represents and warrants to Bristol and Bristol Omaha as of the date hereof and as of the Closing Date as set forth below, subject only to the exceptions specifically disclosed in the schedules of Omaha and the Shareholders to be delivered to and agreed upon by Bristol and Bristol Omaha and attached hereto within fifteen (15) days after the date hereof (the "OMAHA SCHEDULES") (and unless the context indicates otherwise, all of such representations and warranties shall be deemed made with respect to Omaha, its subsidiaries and their respective predecessors).

         2.1 Organization of Omaha. Omaha and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Omaha and each of its subsidiaries has the corporate power to own its property and to carry on its business as now being conducted and as proposed by Omaha and each of its subsidiaries to be conducted. Omaha and each of its subsidiaries is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or prospects (a "MATERIAL ADVERSE EFFECT") of Omaha and its subsidiaries. Omaha and each of its subsidiaries has delivered (or during the Due Diligence Period will deliver) a true, complete and correct copy of the Articles of Incorporation and Bylaws for Omaha and its subsidiaries (or similar governing instruments), each as amended to date, to counsel for Bristol.

         2.2 Company Capital Structure.

         The authorized capital stock of Omaha consists of 4,000 shares of Common Stock, par value $100 per share, and 50,000 shares of Preferred Stock, par value $100 per share. There are 2,625 shares of Omaha Common Stock issued and outstanding and 1,950 shares of Omaha Preferred Stock issued and outstanding, which are held beneficially and of record by the Shareholders as set forth on Schedule 2.2 attached hereto. All outstanding shares of Omaha Common Stock and Omaha Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Omaha or any agreement to which Omaha is a party or is bound. As of the date hereof there are, and as of the Closing Date there will be, no options, warrants, calls, rights, commitments or agreements of any character to which Omaha or any subsidiary is a party or by which it is bound obligating Omaha or any subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Omaha or any subsidiary or obligating Omaha or any subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The Shareholders are the record and beneficial owners of all of the shares of Omaha Common Stock and Omaha Preferred Stock, free and clear of any liens, encumbrances, pledges, security interests, voting agreements or claims of any nature whatsoever.

         2.3 Subsidiaries. Except as set forth in Schedule 2.3, Omaha has no subsidiaries or affiliated companies and does not otherwise own any shares of stock, or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or business entity. Omaha owns all of the issued and outstanding capital stock of each of its subsidiaries.

         2.4 Authority. Omaha has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Omaha, including but not limited to the approval by all of the Shareholders without any dissenting votes. This Agreement has been duly executed and delivered by Omaha and the Shareholders and constitutes the valid and binding obligation of Omaha and the Shareholders. The execution and delivery of this Agreement by Omaha and the Shareholders do not, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under (i) any provision of the Articles of Incorporation or Bylaws of Omaha or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Omaha, the Shareholders or their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY"), or other person or entity is required by or with respect to Omaha in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretaries of State of Delaware and Kansas.

         2.5 Omaha Financial Statements. Schedule 2.5 sets forth Omaha's unaudited financial statements (balance sheets, income statements and statements of cash flows) as of and for the fiscal years ended April 30, 1997, 1996 and 1995, and the six months ended October 31, 1997 (collectively, the "OMAHA FINANCIAL STATEMENTS"). The Omaha Financial Statements are complete and correct in all material respects and, except as set forth in Schedule 2.5, have been prepared in accordance with tax auditing principles applied on a basis consistent throughout the periods indicated and consistent with each other (except that the unaudited Omaha Financial Statements do not contain the notes necessary to be in accordance with tax auditing principles). The Omaha Financial Statements present fairly the financial condition and operating results of Omaha as of the dates and during the periods indicated therein. The unaudited balance sheet of Omaha as of December 31, 1997 is hereinafter referred to as the "OMAHA BALANCE SHEET." If at any time prior to or after the Closing Date, Bristol or Bristol Omaha require the Omaha Financial Statements for any period(s) to be audited for purposes of any SEC filing, Omaha and the Shareholders agree to cooperate with Bristol and Bristol Omaha in the preparation, in accordance with generally accepted accounting principles ("GAAP"), of such audited Omaha Financial Statements, including making available to Bristol or Bristol Omaha or their auditors all supporting documentation; provided, however, Bristol Omaha will reimburse the Shareholders for all reasonable out-of-pocket expenses incurred by them in connection therewith.

         2.6 Indebtedness; No Undisclosed Liabilities. Schedule 2.6 sets forth all of the indebtedness of Omaha and all its subsidiaries (collectively, the "OMAHA INDEBTEDNESS") including a description of (a) the principal balance, (b) the maturity date, (c) the collateral (if any), (d) the borrower, any guarantors and any other obligated parties and (e) whether the consent of the lender is required in connection with the Merger and the consummation of the other transactions contemplated hereby. The outstanding balance of the Omaha Indebtedness (including principal, accrued but unpaid interest and other amounts owing with respect thereto) does not, and on the Closing Date will not, exceed $40,914,332 in the aggregate. Neither Omaha nor, to Omaha's best knowledge, any lender or any other party is in default under any instruments or documents representing, evidencing or relating to such Omaha Indebtedness and no act or omission has occurred which, with the passing of time or the giving of notice or both, could cause such a default to occur. Omaha does not have any Liabilities or obligations, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, except (i) Liabilities reflected in the Omaha Balance Sheet, (ii) Liabilities specifically described in Schedule 2.6 and the other Omaha Schedules or (iii) Liabilities not exceeding $25,000 in the aggregate incurred in the ordinary course of business since the date of the Omaha Balance Sheet. All of the Omaha Indebtedness relates to or is secured by the Hotels and not by any Other Assets.

         2.7 No Changes. Except as set forth in Schedule 2.7, since the date of the Omaha Balance Sheet there has not been, occurred or arisen any transaction by Omaha except in the ordinary course of business as conducted on that date or any event or condition of any character relating to Omaha or Omaha's business that has or that could be reasonably expected to have a Material Adverse Effect on Omaha.

         2.8 Tax and Other Returns and Reports.

             (a) Tax Returns and Audits. Except as set forth in Schedule
2.8, Omaha has accurately prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes relating or attributable to Omaha, its assets, or its operations and such Returns are true and correct and have been completed in accordance with applicable law. For the purposes of this Agreement, a "TAX" or, collectively, "TAXES" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts. Except as set forth in Schedule 2.8, Omaha has paid all Taxes required to be paid with respect to such Returns and has withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes it is required to withhold. The accruals for Taxes on the books and records of Omaha are sufficient to discharge the Taxes for all periods (or the portion of any period) ending on or prior to the Closing Date. Omaha is not delinquent in the payment of any Tax nor, except as set forth in Schedule 2.8, is there any Tax deficiency outstanding, proposed or assessed against Omaha nor has Omaha executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Except as set forth in
Schedule 2.8, the audits of each Return that has been audited by the relevant authorities or for which the statute of limitations has been waived or extended with respect to each Return has been closed and Omaha has not received any written or oral notification that an audit or other examination of any Return of Omaha is presently in progress. All such returns that have been audited or for which the statute of limitations has been waived are listed on Schedule 2.8. Except as set forth in Schedule 2.8, Omaha does not have any liabilities for unpaid federal, state, local and foreign Taxes, whether asserted or unasserted, known or unknown, contingent or otherwise and Omaha does not have any knowledge of any basis for the assertion of any such liability attributable to Omaha or its assets or operations. None of Omaha and its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Omaha) or (ii) has any liability for the Taxes of any person (other than any of Omaha and its subsidiaries) under Section 1.1502-6 of the Income Tax Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Omaha is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement. There are (and as of immediately following the Closing there will be) no liens on the assets of Omaha relating to or attributable to Taxes, except for liens for Taxes not yet due and payable and neither Omaha nor any of the Shareholders has knowledge of any basis for the assertion of any such claim which, if adversely determined, would result in liens on the assets of Omaha. Omaha has not filed any consents under Section 341(f) of the Code. None of the assets of Omaha are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Omaha that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code. Omaha has not distributed to its shareholders, in connection with or in contemplation of the Merger, an amount of its assets, including cash, with a fair market value greater than 10% of the fair market value of the net assets or 30% of the fair market value of the gross assets (within the meaning of IRS Revenue Procedure 86-42) held by Omaha immediately prior to any such distribution.

              (b) No Penalty. Omaha is not subject to any penalty by reason of a violation of any order, rule or regulation of, or a default with respect to any Return, report or declaration required to be filed with, any Governmental Entity to which it is subject.

         2.9 No Restrictions on Business Activities. There is no agreement binding upon, or, judgment, injunction, order or decree entered against, Omaha under which Omaha is prohibited from conducting or engaging in any line of business.

         2.10 Title to Properties; Absence of Liens and Encumbrances; Other Assets.

              (a) Schedule 2.10(a) sets forth a true and complete list of the Hotels and other real property owned or leased by Omaha (the "HOTEL REAL PROPERTY") that constitute Hotel Assets, including the year in which such Hotel opened and the number of rooms available in such Hotel.

              (b) Schedule 2.10(b) sets forth a list of all of Omaha's equipment leases. Except as set forth in Schedule 2.10(b), Omaha holds good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, the Hotel Real Property and tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens, charges, pledges, security interests, restrictions on voting or transfer, conditional sale agreement, capital lease, other title retention device, options, rights of third parties to acquire interests therein or other encumbrances (collectively, "LIENS") except for the Permitted Exceptions (as defined below) or as otherwise described in this Agreement. As used herein, the term "PERMITTED EXCEPTIONS" means (i) Liens securing the Omaha Indebtedness, (ii) Liens for Taxes not yet due and payable or being contested in good faith and for which appropriate reserves have been taken, (iii) mechanics' carriers; workers' or like Liens with respect to obligations that are not overdue or are being contested in good faith and for which appropriate reserves have been taken, (iv) leases or tenancies of areas of the properties in question, (v) Liens created, suffered or assumed by Bristol or Bristol Omaha, and (vi) Liens, easements, restrictions and other items shown on each Title Commitment (as hereinafter defined in Section 4.1(b)) provided such items individually or in the aggregate would not and could not reasonably be expected to have a Material Adverse Effect on the use or value of the Hotel to which such item relates.

              (c) Schedule 2.10(c) sets forth a true and complete list of the Other Assets.

         2.11 Intellectual Property. Omaha owns or possesses all necessary licenses or other valid rights to use all material computer software and firmware, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, brand names, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Omaha as currently conducted or as contemplated to be conducted, and, to the knowledge of Omaha, except as described on Schedule 2.11 hereto, as of the date hereof, there has been no assertion or claim challenging the ownership or validity of any of the foregoing. Except as disclosed on Schedule 2.11 hereto, the conduct of the business of Omaha and its subsidiaries as currently conducted does not, in any material respect, conflict with or infringe any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, copyright or any other intellectual property right of any third party, no defaults exist thereunder, and no event with the passage of time or giving of notice would constitute such a default. To the knowledge of Omaha, except as described on Schedule 2.11 hereto, there are no infringements of any proprietary rights owned by or licensed by or to Omaha.

         2.12 Material Agreements.

              (a) Schedule 2.12(a) describes all franchise agreements, license agreements, ground leases, tenant leases, collective bargaining agreements, employment contracts, stock option or other employee benefits plans or arrangements, partnership agreements, joint venture agreements and other agreements to which Omaha or any of its subsidiaries is bound that are material to the Hotel business (collectively, the "MATERIAL AGREEMENTS"). All such Material Agreements are in good standing, valid and effective in accordance with their respective terms, and there is not with respect to Omaha and, to the knowledge of Omaha, any other parties to such Material Agreements any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Omaha is not bound by any material contract, agreement, license, or lease other than the Material Agreements. Omaha will provide or make available to Bristol a copy of all Material Agreements during the Due Diligence Period.

              (b) Except for the consents listed on Schedule 2.12(b) (collectively, the "REQUIRED CONSENTS"), no consents, waivers or approvals are necessary in order to preserve the benefits under any Material Agreements for the Surviving Corporation or otherwise to avoid any breach, default or right of termination or other right as a result of the Merger.

         2.13 Sufficiency of Certain Items. The Hotels contain not less than the amount of the following items that is consistent with Omaha's past operating history and in no event less than the amount of such items that would be found in Hotels of similar quality in the geographic areas in which the Hotels are located:

              (a) a sufficient amount of kitchen equipment, bar equipment, refrigeration equipment, paper goods and other such personal property to efficiently operate each of the restaurants, bars and lounges, located upon or within the Hotels, together with sufficient amount of china, dishes, glassware, "small goods," napkins, tablecloths and silverware;

              (b) a sufficient amount of furniture, furnishings, color television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bedspreads and the like, to furnish each guest room, so that each such guest room is, in fact, fully furnished; and

              (c) a sufficient amount of towels, washcloths and bed linens, so that there are three sets of towels, washcloths and linens for each guest room (one on the beds, one on the shelves, and one in the laundry), together with a sufficient amount of paper goods, soaps, cleaning supplies and other such supplies and materials.

         2.14 Governmental Authorization. Schedule 2.14 accurately lists each material federal, state county, local or foreign governmental consent, license, permit, grant, or other authorization issued to Omaha (i) pursuant to which Omaha currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest, including liquor licenses (herein collectively called the "OMAHA AUTHORIZATIONS"). The Omaha Authorizations are in full force and effect and constitute all the authorizations required to permit Omaha to operate or conduct its business or hold any interest in its properties.

         2.15 Litigation. Schedule 2.15 attached hereto accurately lists all suits, actions and legal, administrative, arbitration or other proceedings and governmental investigations and all other claims, pending or, to the knowledge of Omaha and the Shareholders, threatened or which Omaha expects will ultimately be threatened or commenced. None of such suits, actions, proceedings, investigations or claim seek to prevent the consummation of the Merger. There is no judgment, decree or order enjoining Omaha in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business of Omaha. Schedule 2.15 also lists all suits and legal actions initiated by Omaha which are still pending or which have been concluded in the last two years.

         2.16 Accounts Receivable. All receivables of Omaha arose in the ordinary course of business at the aggregate amounts thereof, are collectible (except to the extent reserved against as reflected in the Omaha Financial Statements) and are carried at values determined in accordance with tax auditing principles consistently applied. To the knowledge of Omaha and the Shareholders, none of the receivables of Omaha is subject to any claim of offset, recoupment, set off or counterclaim and there are no facts or circumstances (whether asserted or unasserted) that would give rise to any such claim. No person has any lien, charge, pledge, security interest or other encumbrance on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

         2.17 Minute Books and Stock Records. The minute books of Omaha and its subsidiaries made available to counsel for Bristol contain accurate minutes of all meetings of directors and shareholders (or consents in lieu of such meetings) since the respective times of incorporation of Omaha and its subsidiaries, and describe all transactions referred to in such minutes accurately in all material respects. The stock records of Omaha and its subsidiaries made available to counsel for the Bristol contain an accurate record of all stock issuances and stock transfers of Omaha Common Stock, Omaha Preferred Stock and the capital stock of Omaha's subsidiaries.

         2.18 Environmental and OSHA. Except as disclosed in such environmental site assessments and engineering reports furnished to Bristol at least thirty
(30) days prior to the expiration of the Due Diligence Period, to the best of Omaha's and the Shareholders' knowledge:

              (a) Omaha has complied with all laws (including rules and regulations thereunder) of federal, state and local Governmental Entities concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Omaha alleging any failure to comply with any such law or regulation;

              (b) Omaha has no obligation to take remedial action with respect to any conditions nor does Omaha have any liability, and there is no basis related to Omaha's past or present operations, for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand giving rise to any liability or obligation to take any remedial action under the Comprehensive Environmental

Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state or local Governmental Entity, concerning the release or the threatened release of hazardous substances, public health and safety, pollution or protection of the environment;

              (c) Omaha has no liability relating to, and it has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Omaha, giving rise to any liability for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury;

              (d) Omaha has no liability for, and there is no basis for, any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Omaha giving rise to any liability under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state or local Governmental Entity concerning employee health and safety;

              (e) Omaha has no liability relating to, and Omaha has not exposed any of Omaha's employees to any substances or conditions that could form the basis for, any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Omaha giving rise to liability for any illness of or personal injury to any employee;

              (f) Omaha has been in compliance with all the terms and conditions of all permits, licenses, and other authorizations of Governmental Entities which are required under, and have complied with all other requirements and prohibitions which are contained in federal, state and local laws (including rules, regulations and codes thereunder) relating to public health and safety, worker health and safety, and/or pollution or the protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes into the air, surface water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes; and

              (g) All properties and equipment used by Omaha are free of asbestos, PCB's and other Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended). No pollutant, contaminant, chemical, or industrial, hazardous, or toxic material or waste has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that Omaha has ever owned, or that Omaha now leases or has ever leased.

         2.19 Brokers' and Finders' Fees. Omaha has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders, fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby; provided Bristol will be responsible for its obligations under Section 3.5 of this Agreement.

         2.20 Labor Matters. Omaha is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Omaha has not received any notice from any Governmental Entity, and to the knowledge of Omaha and the Shareholders, there has not been asserted before any Governmental Entity, any claim, action or proceeding to which Omaha is a party or involving Omaha, and there is neither pending nor, to the knowledge of Omaha and the Shareholders, threatened any investigation or hearing concerning Omaha arising out of or based upon any such laws, regulations or practices. There are no pending material claims against Omaha under any workers compensation plan or policy or for long term disability. Omaha has complied in all material respects with all applicable health care benefit continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and has no obligations with respect to any former employees or qualifying beneficiaries thereunder. Schedule 2.20 lists all current employees of Omaha and their current salary and vacation accruals. Notwithstanding anything to the contrary herein, Omaha will terminate all employees who are not employed on site at a Hotel and whose responsibilities do not directly relate to the operation of such Hotel prior to the Effective Time unless Bristol otherwise gives notice that such employees should be retained by the Surviving Corporation. Bristol and/or Bristol Omaha shall not be responsible for any liabilities, costs or expenses arising from or with respect to any such terminated employees of Omaha.

         2.21 Insurance. Schedule 2.21 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, software, errors and omissions, employees, officers and directors of Omaha as well as all claims made under any insurance policy by Omaha since December 31, 1995 (other than claims under Omaha's medical and dental insurance plans). There is no claim by Omaha pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Omaha has provided (or during the Due Diligence Period will provide) Bristol with copies of all such insurance policies and fidelity bonds and all claims made by Omaha under its insurance policies (other than claims under Omaha's medical and dental plans of less than $5,000 per claimant per year). All premiums payable under all such policies and bonds have been paid and Omaha is otherwise in compliance in all material respects with the terms of such policies and bonds. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of Omaha. Neither Omaha nor the Shareholders knows of any threatened termination of or material premium increase with respect to any of such policies. Omaha has never been denied insurance coverage nor has any insurance policy of Omaha ever been canceled for any reason.

         2.22 Compliance with Laws.

              (a) Omaha has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, assets or properties. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against alleging any failure to comply with any such law or regulation.

              (b) Omaha has not violated in any respect, or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

              (c) Omaha has not, and to the knowledge of the Shareholders, none of the officers, directors, shareholders or employees of Omaha have, on behalf of Omaha: (i) made or agreed to make any contribution, payment or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state or local jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose, or intentionally made any false or inaccurate entries on any of its books and/or records; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office; or (iv) been involved in the disbursement or receipt of funds outside of the normal internal control systems of accountability or been involved in the improper or inaccurate recording of material payments, disbursements or receipts.

         2.23 Other Rights/Commitments. There are no agreements or leases with respect to all or any part of the Hotel Real Property which give any right to purchase the Hotel Real Property and/or Hotel Assets or any part thereof. No commitments have been made to any governmental authority, utility company, school board, church or other religious body, or any homeowners' association or any other organization, group or individual, relating to the Hotel Real Property and/or Hotel Assets which would impose an obligation upon Bristol or Bristol Omaha to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off of the Hotel Real Property.

         2.24 FIRPTA. Omaha is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

         2.25 Employee Benefit Plans.

              (a) Schedule 2.25 lists all employee benefit plans (as defined in Section 3(3)) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of Omaha, any trade or business (whether or not incorporated) which is a member or which is under common control with Omaha (an "ERISA AFFILIATE") within the meaning of Section 414 of the Code, or any subsidiary of Omaha (together, the "EMPLOYEE PLANS"), and a copy of each such Employee Plan has been provided (or during the Due Diligence Period will be provided) to Bristol.

              (b) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to COBRA; (ii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all applicable statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants-or beneficiaries or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and Omaha has performed in all material respects all obligations required to be performed by it under, is not in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Employee Plans; (iii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code either has received a favorable determination letter with respect to each such Employee Plan from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination; and (iv) no Employee Plan is or within the prior six (6) years has been subject to, and Omaha has not incurred and does not expect to incur any liability under, Title IV of ERISA or Section 412 of the Code and (v) nothing in any Employee Plan precludes or interferes with Bristol's ability to cause the Surviving Corporation to terminate (or consolidate, at Bristol's option) any Employee Plan after the Closing, provided that (A) the Employee Plans may be terminated prospectively only, subject to rights accrued by Omaha's employees at the time of such termination and (B) not more than sixty days notice may be required to terminate certain Employee Plans.

              (c) None of the following now exists or has existed within the six-year period ending on the date hereof with respect to any Employee Plan: (i) any act or omission by Omaha constituting a violation of Section 402 or 403 or, to the knowledge of Omaha, Section 404 or 405 of ERISA; (ii) to the knowledge of Omaha, any act or omission by Omaha which constitutes a violation of Sections 406 and 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the Code and is not exempted by
Section 4975(d) of the Code; (iii) any act or omission by Omaha constituting a violation of Section 503 or 511 or, to the knowledge of Omaha, Section 510 of ERISA; or (iv) any act or omission by Omaha which could give rise to liability under Section 502 of ERISA or under Sections 4979 or 4975 through 4980 of the Code or any other provisions of ERISA or the Code.

              (d) Each Employee Plan has been maintained in substantial compliance with its terms, and all contributions, premiums or other payments due from Omaha or any of its subsidiaries to (or under) any such Employee Plan have been fully paid or adequately provided for on the Omaha Financial Statements for the most recently ended fiscal year. All accruals thereon (including, where appropriate proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis. There has been no amendment, written interpretation or announcement (whether or not written) by Omaha with respect to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such plans or arrangements, individually or in the aggregate, above the level of expense incurred with respect thereto for the most recently ended fiscal year.

              (e) Omaha has made available (or during the Due Diligence
Period will make available) to Bristol complete, accurate and current copies of all Employee Plans and all amendments, documents, correspondence and filings relating thereto, including but not limited to any statements, filings, reports or returns filed with any governmental agency with respect to the Employee Plans at any time within the three-year period ending on the date hereof.

         2.26 Assessments. Except as described on Schedule 2.26 attached hereto: there are no unpaid assessments for public improvements against the Hotel Real Property; the Hotel Real Property is not subject to assessments for any street paving or curbing heretofore laid; sewer, water, gas and electric lines adequate to service the Hotel Real Property are located on or adjacent to the Hotel Real Property, and there are no unpaid assessments or charges for the installation of such utilities or for making connection thereto that have not been fully paid; there are no public plans or proposals for changes in road grade, access or other municipal improvements which would affect the Hotel Real Property or result in any assessment; no ordinance authorizing improvements, the cost of which might be assessed against Bristol or the Hotel Real Property, is pending; and there is no tax certiorari proceeding pending for the reduction or increase of the assessed real estate tax evaluation to the Hotel Real Property or any portion thereof.

         2.27 Condition of Improvements; Core Modernization/Product Improvement Plans.

              (a) To the best knowledge of Omaha and the Shareholders, the structural features (excluding the roofs and parking lots) and major systems such as heating and air conditioning, electrical and plumbing equipment, elevators, pool and pool equipment constituting a part of the Hotel Real Property and Hotel Assets are in good working order and contain no material defects except inconsequential items calling for repair due to normal wear and tear. Omaha and the Shareholders are not aware of any condition or circumstance which would prevent or unreasonably delay the renovation of the Hotels after the Closing Date.

              (b) Schedule 2.27(b) contains a true and correct list of (1) all core modernization or product improvement plan requirements of any franchisors for each of the Hotels, and (2) the budgeted cost of completion of each such core modernization and product improvement plan requirement from and after the date hereof (the "BUDGETED PIP COMPLETION AMOUNT"). There are no core modernization or product improvement plan requirements for the Hotels except as listed on Schedule 2.27(b).

         2.28 ADA Compliance. To Omaha's and Shareholders' best knowledge, the Hotel Real Property and the Hotels comply with the Americans With Disability Act of 1991 in all material respects.

         2.29 Representations Complete. None of the representations or warranties made by Omaha and the Shareholders in this Agreement, nor any statement made in any Schedule, Exhibit or certificate furnished by Omaha pursuant to this Agreement, when read in their entirety, contains or will contain any untrue statement of a material fact at the Effective Time, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. No warranty or representation will be deemed to have been made by Omaha and/or the Shareholders except for the warranties and representations set forth in this Agreement and the exhibits, schedules and certificates delivered pursuant hereto.

         2.30 Investment Representations. Each Shareholder hereby represents and warrants to Bristol and Bristol Omaha as of the date hereof and as of the Closing Date as set forth below:

              (a) Investment Intent. The Shareholder is acquiring shares of Bristol Common Stock for his own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), covering the such shares, or (ii) pursuant to an applicable exemption under the Securities Act. In acquiring the shares of Bristol Common Stock, the Shareholder is not offering or selling, and will not offer or sell, for Bristol in connection with a distribution of Bristol Common Stock and does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.

              (b) Disclosure of Information. The Shareholder acknowledges that he or his representatives have been furnished with substantially the same kind of information regarding Bristol and its business, assets, results of operation, and financial condition as would be contained in a registration statement prepared in connection with a public sale of Bristol Common Stock.

              (c) Investment Experience. The Shareholder acknowledges that he is able to fend for himself, can bear the economic risk of his investment in shares of Bristol Common Stock and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in shares of Bristol Common Stock.

              (d) Restricted Securities. The Shareholder understands that the shares of Bristol Common Stock acquired by him in the Merger are expected to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof and, accordingly, will not have been registered pursuant to the Securities Act or any applicable state securities laws, will be characterized as "restricted securities" under federal securities laws, and that, under such laws and applicable regulations, cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, the Shareholder represents that he is familiar with Rules 144 and 145 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of Omaha (or a notation may be made in the appropriate records of Omaha) in connection with such shares.

                  (e) Legend. It is agreed and understood by the Shareholder that the certificates representing shares of Bristol Common Stock acquired by him in the Merger will each conspicuously set forth on the face or back thereof, in addition to any legends required by applicable law or other agreement, a legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

                  (f) Access to Information. The Shareholder hereby acknowledges that Bristol has not made any representations or warranties to him with respect to the value of the Bristol Common Stock, and the actual value of the Bristol Common Stock may be more or less than the value of the shares of Omaha Common Stock or Omaha Preferred Stock being converted in the Merger. The Shareholder has had an opportunity to review all such information about Bristol as he desires and he has been given an opportunity to ask questions and receive answers about Bristol. The Shareholder has been represented by an attorney of his choice or has waived his right to do so, and he has had an opportunity to review and discuss this Agreement with an attorney. The Shareholder understands the contents and effect of this Agreement and he has signed this Agreement and any documents executed in connection therewith to which he is a party, as his own free act.

                  (g) Representations and Warranties of the Shareholders Related to Tax Effects of the Merger.

                           (i) The Shareholder is the beneficial owner of all of the shares of Omaha Common Stock or Omaha Preferred Stock held of record by him and did not acquire any shares of Omaha Common Stock or Omaha Preferred Stock in contemplation of the Merger.

                           (ii) The Shareholder has not engaged in a Sale (as defined below) of any shares of Omaha Common Stock (or other securities of Omaha) in contemplation of the Merger.

                           (iii) The Shareholder has no plan or intention (a "PLAN") to engage in a sale, exchange, transfer, redemption or reduction in any way of the Shareholder's risk of ownership by short sale or otherwise, or other disposition, directly or indirectly (such actions being collectively referred to herein as a "SALE") of any shares of Bristol Common Stock to be received by the Shareholder in the Merger.

                           (iv) The Shareholder is not aware of, or participating in, any Plan on the part of the shareholders of Omaha to engage in a Sale or Sales of the Bristol Common Stock to be received in the Merger such that the aggregate fair market value, as of the Effective Time, of the shares not subject to such Sales would be less than 50% of the aggregate fair market value of all shares of outstanding Omaha Common Stock and Omaha Preferred Stock immediately prior to the Merger.

              (h) Reliance. The Shareholder acknowledges and understands that the representations and warranties of the Shareholder contained in this
Section 2.30 and the covenants by Shareholder set forth in Section 5.6 will be relied upon by Bristol and Bristol Omaha and that substantial losses and damages may be incurred by these persons if the Shareholder's representations, warranties or covenants are breached. The Shareholder has carefully read this Agreement and has discussed the requirements of this Agreement with his professional advisors, who are qualified to advise him with regard to such matters.

         2.31 Hart-Scott-Rodino Filing. The aggregate fair market value of the Other Assets is less than $15 million. Omaha and the Shareholders have advised Bristol that, based upon such valuation of the Other Assets, no filings or approvals are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the Merger and the other transactions contemplated hereby, and Omaha and the Shareholders acknowledge and understand that Bristol has relied upon the representations and warranties contained in this Section 2.31 in making its determination to not make any such filings or seek any such approvals.

                                    ARTICLE 3
           REPRESENTATIONS AND WARRANTIES OF BRISTOL AND BRISTOL OMAHA

         Bristol and Bristol Omaha each jointly and severally represents and warrants to Omaha and the Shareholders as of the date hereof and as of the Closing Date as set forth below, subject only to the exceptions specifically disclosed in the schedules of Bristol and Bristol Omaha to be delivered to, and agreed upon by, Omaha and attached hereto within fifteen (15) days after the date hereof (the "BRISTOL SCHEDULES").

         3.1 Organization, Standing and Power. Bristol is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Bristol Omaha is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Bristol and Bristol Omaha has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect on Bristol and Bristol Omaha taken as a whole. Bristol has delivered (or during the Due Diligence Period will deliver) a true and correct copy of the Certificate of Incorporation and Bylaws of each of Bristol and Bristol Omaha, as amended to date, to counsel for Omaha.

         3.2 Capital Structure. The authorized stock of Bristol consists of 150,000,000 shares of Common Stock, par value $0.01 per share, of which 43,641,401 shares were issued and outstanding as of December 31, 1997, and 50,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof. The authorized capital stock of Bristol Omaha consists of 1,000 shares of Common Stock, par value $.01 per share, 1,000 shares of which as of the date hereof are issued and outstanding and are held by Bristol. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The shares of Bristol Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and nonassessable.

         3.3 Authority. Bristol and Bristol Omaha have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bristol and Bristol Omaha. This Agreement has been duly executed and delivered by Bristol and Bristol Omaha and constitutes the valid and binding obligation of Bristol and Bristol Omaha. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Bristol and Bristol Omaha or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bristol or its properties or assets, other than any such violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a material adverse effect on the ability of Bristol to consummate the transactions contemplated hereby or which have been consented to or waived on or prior to the Closing Date (including the consents referred to in Section 6.2(f)). No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Bristol and Bristol Omaha in connection with the execution and delivery of this Agreement by Bristol and Bristol Omaha or the consummation by Bristol and Bristol Omaha of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretaries of State of Delaware and Kansas, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and with the New York Stock Exchange and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on the ability of Bristol to consummate the transactions contemplated hereby.

         3.4 SEC Documents; Bristol Financial Statements. Bristol has furnished or made available to Omaha a true and complete copy of its Form 10-K for the year ended December 31, 1996 and its Form 10-Q for the quarter ended September 30, 1997 (collectively, the "SEC DOCUMENTS"), which Bristol filed under the federal securities laws with the SEC. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of Bristol, including the notes thereto, included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Bristol at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

         3.5 Brokers and Finders' Fees. Bristol has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby, except for commissions which may be owed to Property Specialists, Inc. under a separate agreement between Bristol and Property Specialists, Inc.
(which will be the sole responsibility of the Surviving Corporation).

         3.6 No Ownership of Omaha Common Stock or Omaha Preferred Stock. As of the date of execution of this Agreement, Bristol does not own any shares of Omaha Common Stock or Omaha Preferred Stock.

         3.7 Litigation. Except as set forth in the SEC Documents, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations against Bristol pending or, to Bristol's knowledge, threatened, which (i) if determined adversely to Bristol, could reasonably be expected to have a Material Adverse Effect on Bristol, or (ii) seek to prevent the consummation of the Merger.

         3.8 Representations Complete. None of the representations or warranties made by Bristol or Bristol Omaha in this Agreement nor any statement made in any Schedule, Exhibit, or certificate furnished by Bristol or Bristol Omaha pursuant to this Agreement, when read in their entirety, contains or will contain any untrue statement of a material fact at the Effective Time, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. No warranty or representation will be deemed to have been made by Bristol or Bristol Omaha except for the warranties and representations set forth in this Agreement and the exhibits, schedules and certificates delivered pursuant hereto.

                                    ARTICLE 4
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Surveys and Title Commitments.

             (a) Survey. Bristol will obtain a survey (herein the "SURVEY") of each Hotel Real Property, dated subsequent to the date hereof, by a licensed surveyor or Registered Professional Engineer acceptable to Bristol and the Title Company. Each Survey will be sufficient to permit the Title Company to modify the standard printed exception in the Owner's Policy of Title Insurance pertaining to discrepancies in area or boundary lines, encroachments, overlapping of improvements or similar matters (herein called the "SURVEY EXCEPTION"). The costs of the Surveys shall be shared equally at the Closing by Bristol Omaha and the Shareholders. The survey plats furnished to Bristol will indicate and the surveyor will certify to Bristol and Title Company the following, as well as such other things as Bristol will reasonably request: (i) that the corners of the Hotel Real Property have been properly monumented; (ii) the perimeter boundaries of the Hotel Real Property and any encroachments or protrusions thereon; (iii) the location of all improvements upon or bounding the Hotel Real Property and all set-back lines, fences, evidence of abandoned fences, ponds, creeks, streams and rivers; (iv) the number of parking spaces in all parking areas on the Hotel Real Property, including a designation of handicapped parking spaces; (v) the location of all easements within or traversing the Hotel Real Property, if any; (vi) the location of all roadways, traversing, adjoining or bounding the Hotel Real Property; (vii) the number of square feet of the land; and (viii) that portion of the Hotel Real Property, if any, situated within a flood hazardous or flood prone area as designated by applicable governing authority.

             (b) Title Commitments. Bristol will obtain current commitments
(the "TITLE COMMITMENTS") for the issuance of Owner's Policies of Title Insurance (the "TITLE POLICIES") to Bristol and/or Bristol Omaha from the Title Company for each Hotel Real Property, together with good legible copies of all documents constituting conditions or exceptions to Omaha's title as reflected in the Title Commitment (the "EXCEPTION DOCUMENTS"). The costs of the Title Policies shall be shared equally at the Closing by Bristol Omaha and the Shareholders.

         4.2 Inspection and Audit.

             (a) Access. Omaha agrees that prior to the Effective Time, Bristol and/or its authorized agents, representatives, accountants or attorneys, will be entitled to enter upon each Hotel Real Property

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



(including the Hotels) and all improvements at all reasonable times, so long as such activities do not unreasonably interfere with Omaha's use of or operations at the Hotel, for the purpose of making such tests and inspections as Bristol may, in its sole discretion, require including but not limited to engineering, structural and environmental studies. Bristol will make reasonable efforts to notify Omaha by telephone prior to entering upon any Hotel Real Property; provided, however, that Bristol's failure to provide such prior notice shall not constitute a breach of or a default under this Agreement. Furthermore, Omaha agrees to make available for inspection or copying to Bristol, or to its duly authorized agents, representatives, accountants or attorneys, all Material Agreements and all books and records relating to Omaha and its business, and the Hotel Assets and the operation and maintenance thereof, for audit by Bristol. Such books and records may be examined at all reasonable times. In connection with such tests, inspections and audit taking place at each Hotel, Omaha agrees to provide, at no cost, rooms to Bristol and its duly authorized agents, representatives, accountants and attorneys, to the extent the same are available. Bristol agrees to indemnify and hold Omaha harmless of and from any costs, expenses or damages arising from Bristol's inspection of the Hotel Assets; provided, however, Bristol will not be responsible for any economic damage resulting from the discovery of structural or environmental conditions existing at any Hotel Real Property.

             (b) Deliveries. Within five (5) days after the date hereof, Omaha will use its best efforts to furnish or make available to Bristol the items listed on Schedule 4.2(b).

             (c) Due Diligence Period. Bristol will have 60 days from the date hereof (the "DUE DILIGENCE PERIOD") within which to make all audits, inspections or investigations desired by Bristol. If, within such period, Bristol determines in its sole discretion that it does not desire to close this Agreement, Bristol may give notice of such fact to Omaha and the Shareholders. In that event, this Agreement will immediately terminate without further liability on the part of Bristol or Omaha, and the Earnest Money will be immediately returned to Bristol by the Title Company (less $1,000, which will be retained by the Shareholders and Omaha as independent consideration for their execution of this Agreement).

         4.3 Conduct of Business of Omaha Pending the Closing.

             (a) Affirmative Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Omaha agrees (except to the extent that Bristol will otherwise consent in writing), to carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practice and policies to preserve intact Omaha's present business organizations, keep available the services of its present officers and key employees and preserve their relationships with guests, customers, suppliers, licensors, licensees and others having business dealings with it, and will:

                           (i) Manage, operate, repair and maintain the Hotel Real Property (including the Hotels) in the same manner as it managed, operated, repaired and maintained the same prior to the date hereof and will keep the Hotel Real Property in its present state of repair subject to normal wear and tear, exercising the same degree of care in such matters as Omaha has previously exercised;

                           (ii) Keep in full force and effect all existing fire, casualty, liability, and extended coverage and other insurance policies which are presently in effect for the Hotel Real Property;

                           (iii) Use its best efforts to renew all of the licenses and permits applicable to the Hotel Real Property and will notify Bristol at least thirty (30) days prior to the expiration date or threatened cancellation date of any license or operating permit;

                           (iv) Comply with all terms and provisions of the Material Agreements in a timely manner, including without limitation, the core modernization and product improvement plan requirements under any franchise agreement;

                           (v) Use its best efforts to obtain all the Required Consents, Omaha Authorizations and estoppel letters from all Governmental Entities and all third parties to the Material Agreements, including lenders and franchisors, as required by Bristol prior to the end of the Due Diligence Period (and in any event prior to the Effective Time);

                           (vi) Use reasonable efforts to complete all core modernization and product improvement plan requirements to the satisfaction of the applicable franchisor prior to the Effective Time ( unless Bristol otherwise instructs Omaha by written notice); and

                           (vii) Use reasonable efforts to facilitate the closing of the Great Bend Purchase Agreement.

         Omaha will promptly notify Bristol of any event or occurrence not in the ordinary course of business of Omaha, and any event which could have a Material Adverse Effect on Omaha.

                  (b) Negative Covenants. Except as expressly contemplated by this Agreement or set forth in Schedule 4.3 or as required by Section 4.3(d), Omaha will not, without the prior written consent of Bristol:

                           (i) Enter into any commitment or transaction (i) to be performed over a period longer than six months in duration, or (ii) to purchase fixed assets for a purchase price in excess of $25,000;

                           (ii) Grant any severance or termination pay (i) to any director or (ii) to any employee, except payments made pursuant to written agreements outstanding on the date hereof and described in the Omaha's Schedules;

                           (iii) Transfer to any person or entity any rights to Omaha's intellectual property;

                           (iv) Violate, amend or otherwise modify the terms of any of the contracts or agreements required to be set forth in the Omaha Schedules;

                           (v) Commence any litigation;

                           (vi) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Omaha, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

                           (vii) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                           (viii) Except as provided in the Certificate of Merger, cause or permit any amendments to its Articles of Incorporation or Bylaws;

                           (ix) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Omaha;

                           (x) Sell, lease, license or otherwise dispose of any of its properties or assets which are material individually or in the aggregate, to the business of Omaha, except in the ordinary course of business;

                           (xi) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Omaha or guarantee any debt securities of others;

                           (xii) Adopt or amend any employee benefit plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

                           (xiii) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                           (xiv) Pay, discharge or satisfy in an amount in excess of $10,000 in any one case (or $25,000 in the aggregate) any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Omaha Financial Statements;

                           (xv) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                           (xvi) Accept any advance room or event reservations during the Due Diligence Period other than in a manner consistent with Omaha's historical course of conduct in operating the Hotel Real Property. After the expiration of the Due Diligence Period, in addition to the standard of the preceding sentence, Omaha will accept no advance room or event reservations of more than 50 group rooms per event without Bristol's prior written approval;

                           (xvii) Enter into or record any easement, covenant, license, permit, agreement or other instrument against the Hotel Real Property or any portion thereof except as may be required to enable Omaha to perform its obligations under this Agreement; or

                           (xviii) Take, or agree in writing or otherwise to take any action which would make any of the representations or warranties or covenants of Omaha contained in this Agreement materially untrue or incorrect.

             (c) Construction Obligations. Prior to the Effective Time,
Omaha shall complete in a good and workmanlike manner, and lien-free condition, the following construction obligations ("CONSTRUCTION OBLIGATIONS") to the reasonable satisfaction of Bristol unless Bristol otherwise instructs Omaha by written notice:

                           (i) The core modernization and product improvement plan requirements of the franchisors under any franchise or license agreement on the Hotels as set forth on Schedule 2.27(b), to the extent Omaha has commenced the same as of the date of this Agreement, excluding, however, any additional work (such as certain bathroom upgrades) requested by Bristol and/or currently contemplated by Omaha which is not otherwise contemplated by such core modernization or product improvement plan, unless Bristol agrees in writing to pay the incremental cost of such additional work; and

                           (ii) The construction of the Holiday Inn Express, Colby, Kansas, including any punch-list items, issuance of a certificate of occupancy and equipping the same as necessary and required for the operation of such Hotel, including without limitation, the items set forth in Section 2.13. In addition to the foregoing, Bristol shall have the right to elect to lease such telephone and front desk equipment, consistent with the terms of similar leases at the Hotels; provided that if Bristol elects not to lease the same, then the down-payments which would have been paid under such leases will be deemed a "current liability" of Omaha for purposes of calculating Closing Working Capital.

To the extent Omaha fails to complete any of the Construction Obligations by the Effective Time, as reasonably determined by Bristol, then (i) Omaha shall make adequate reserves of cash in addition to the Closing Working Capital for the total costs and expenses needed to complete the Construction Obligations, as reasonably determined by Bristol and provided in Section 1.11(f) and (ii) Leonard F. Harper, II ("HARPER") dba Harper Construction agrees to enter into a development and construction agreement with the Surviving Corporation in form reasonably required by Bristol to complete all such construction obligations at a fixed cost equal to the reserves referenced in Section 1.11(f).

             (d) Actions to be Taken With Respect to the Other Assets. On or prior to the Closing Date, Omaha shall, with respect to the Other Assets, use all commercially reasonable efforts to sell all of the Other Assets to bona fide purchasers in arms'-length transactions for consideration of cash or cash equivalents (and not for any other type of property or securities). Any Other Assets not so sold shall be purchased by Harper prior to the Closing Date for a purchase price mutually agreed upon by Omaha and Harper, which purchase price shall be, in Omaha's and Bristol's reasonable determination, reasonably equivalent to the fair market value of such Other Assets and paid in cash or cash equivalents to Omaha. Omaha will repay any indebtedness secured by or relating to the Other Assets prior to the Closing Date.

         4.4 No Solicitation. Prior to the Effective Time, neither the Shareholders nor Omaha will (nor will Omaha permit any of Omaha's officers, directors, shareholders affiliated with any officer or director or Omaha's agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Bristol and its designees:

             (a) solicit, encourage, initiate, accept or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all or substantially all of Omaha's Hotel Real Property, Hotels, business and properties or capital stock (other than the Other Assets) whether by merger, purchase of assets, tender offer or otherwise, or agree to any such offer or proposal,

             (b) except for disclosures made to financial institutions and others in the ordinary course of business, disclose any information not customarily disclosed to any person other than its attorneys or financial advisors concerning Omaha's business and properties or afford to any person or entity access to its properties, books or records, or

             (c) assist or cooperate with any person to make any proposal to purchase all or any part of Omaha's capital stock or assets or agree to any such proposal.

         In the event Omaha receives any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, such party will immediately inform Bristol as to any such offer or proposal and will cooperate with Bristol by furnishing any information it may reasonably request.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

         5.1 Shareholder Consent. Omaha and the Shareholders will promptly after the date hereof take all action necessary in accordance with the laws of the States of Delaware and Kansas and Omaha's Articles of Incorporation and Bylaws to obtain unanimous written consent of the shareholders of Omaha. The Shareholders agree to consent to the transactions contemplated hereto and to sign all consents and other documents reasonably requested by Bristol or Omaha to evidence such consent. Bristol agrees to consent to (or to cause the appropriate Bristol subsidiary to consent to) this Agreement and the transactions contemplated hereby in Bristol's (or such subsidiary's) capacity as the sole shareholder of Bristol Omaha.

         5.2 Confidentiality. From the date hereof to and including the Effective Time, the parties hereto will maintain, and cause their directors, employees, agents and advisors to maintain, in confidence and not disclose or use for any purpose, except the evaluation of the transactions contemplated hereby and the accuracy of the respective representations and warranties of the parties hereto contained herein, information concerning the other parties hereto and obtained directly or indirectly from such parties, or their directors, employees, agents or advisors, except such information as is or becomes (a) available to the non-disclosing party from third parties not subject to an undertaking of confidentiality or secrecy; (b) generally available to the public other than as a result of a breach by the non-disclosing party hereunder; or (c) required to be disclosed under applicable law, or by applicable self regulatory organizations (including disclosures required by state or federal securities laws or the New York Stock Exchange); and except such information as was in the possession of such party prior to obtaining such information from such other party as to which the fact of prior possession such possessing party will have the burden of proof. In the event that the transactions contemplated hereby will not be consummated, all such information which will be in writing will be returned to the party furnishing the same, including to the extent reasonably practicable, copies or reproductions thereof which may have been prepared. In addition, unless otherwise required by law, prior to the Effective Time no press release or similar public disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement will be made by any party hereto unless approved by Bristol and Omaha prior to release, provided that such approval will not be unreasonably withheld. Notwithstanding the above, the Bristol may make such press releases or other public disclosures (including pursuant to SEC filings) without the consent of Omaha to the extent reasonably necessary as determined by Bristol.

         5.3 Covenants Not to Compete. Harper recognizes that his willingness to enter into the restrictive covenants contained in this Section 5.3 is a critical condition precedent in Bristol's willingness to enter into and perform under this Agreement. In addition, Harper acknowledges that pursuant to this Agreement, Bristol is issuing shares of Bristol Common Stock to Harper with a substantial fair market value, and that giving effect to the restrictions contained in this Section 5.3 will not materially or unreasonably interfere with Harper's ability to earn a living. Accordingly, Harper agrees that, except as set forth below, during the Non-Competition Period (defined below) he will not in any capacity, either separately, jointly, or in association with others, directly or indirectly, as an officer, director, consultant, agent, employee, owner, partner, distributor, dealer, representative, shareholder or otherwise, engage or have a financial interest in any business located anywhere in the Restricted Area (as herein defined) which competes with the Business (as defined herein) of Bristol, the Surviving Corporation or with any affiliate of Bristol or the Surviving Corporation (excepting only (a) the ownership and operation of the Economy Hotel in Great Bend, Kansas and (b) the ownership of not more than five percent of the outstanding securities of any class listed on a national securities exchange or regularly traded in the over-the-counter market). For purposes of this Section 5.3, "Business" shall mean owning, operating or managing hotels, motels, lodging facilities, guest quarters and other businesses involving principally the overnight rental of rooms or other quarters. "RESTRICTED AREA" means each and every standard metropolitan statistical area in which any Hotel is currently located. The "Non-Competition Period" is the period commencing on the date hereof and ending two (2) years after the Closing Date. Harper further agrees that during the Non-Competition Period he will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit for employment or employ or otherwise contract with any person (including, without limitation, any general manager, sales manager or marketing or engineering personnel) employed by Bristol or the Surviving Corporation (or employed by any other person in connection with the operation of the Hotels) during the Non-Competition Period or during the twelve (12) month period immediately preceding the Effective Time. If a court determines that the foregoing restrictions are too broad or otherwise too restrictive under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law. Harper expressly agrees that breach of the foregoing would result in irreparable injuries to Bristol and the Surviving Corporation, that the remedy at law for any such breach will be inadequate and that upon breach of this provision, Bristol and/or the Surviving Corporation, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to Bristol and/or the Surviving Corporation.

         5.4 Continued Cooperation. The Shareholders agree to cooperate with Bristol and Bristol Omaha for a reasonable period of time following the Effective Time to the extent reasonably necessary or desirable.

         5.5 Consents. Omaha will promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger (including any Required Consents under Material Agreements), and Omaha will use its best efforts to obtain all consents, waivers and approvals under any of Omaha's agreements, contracts, licenses, debt or leases in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger.

         5.6 Compliance With Rule 144 and the Securities Act. Each Shareholder has been advised that (a) the issuance of shares of Bristol Common Stock in connection with the Merger is expected to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and, consequently, such shares will be deemed "restricted securities" within the meaning of Rule 144 promulgated thereunder and resale of such shares will be subject to the restrictions set forth in Rule 144 of the Securities Act unless otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, and (b) such Shareholder may be deemed to be an affiliate of Company and/or Bristol for purposes of Rules 144 and 145 of the Securities Act. Each Shareholder accordingly agrees not to sell transfer or otherwise dispose of unregistered Bristol Common Stock issued to such Shareholder in the Merger unless (a) such sale, transfer or other disposition is made in conformity with the requirements of Rule 144 promulgated under the Securities Act, or (b) such Shareholder delivers to Bristol a written opinion of counsel, reasonably acceptable to Bristol in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act. Bristol will give stop transfer instructions to its transfer agent with respect to the Bristol Common Stock received by each Shareholder pursuant to the Merger, and there will be placed on the certificates representing such Bristol Common Stock, or any substitutions therefor, the legend described in Section 2.30(e). The legend set forth in Section 2.30(e) will be removed (by delivery of a substitute certificate without such legend) and Bristol will so instruct its transfer agent if any such Shareholder sells shares pursuant to an effective registration statement under the Securities Act or delivers to Bristol (a) satisfactory written evidence that such shares have been sold in compliance with Rule 144 (in which case, the substitute certificate will be issued in the name of the transferee), or (b) an opinion of counsel in form and substance reasonably satisfactory to Bristol, to the effect that public sale of such shares by the holder thereof is no longer subject to Rule 144.

         5.7 Legal Requirements. Each of Bristol, Bristol Omaha, Omaha and the Shareholders will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

         5.8 Best Efforts, Additional Documents and Further Assurances. Each of the parties to this Agreement will use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         5.9 Liquor Licenses. If permitted by applicable law, Omaha and the Trust will transfer to Bristol Omaha, or cause to be transferred to Bristol Omaha, all liquor licenses and alcoholic beverage licenses ("LIQUOR LICENSES") necessary to operate the restaurant, bars and lounges presently located within the Hotels. If such transfer is not permitted by applicable law, then Bristol Omaha agrees to make diligent efforts to apply for and procure new Liquor Licenses in Bristol Omaha's name. In either event, the parties agree to cooperate each with the other, and each will execute such forms, license applications and other documents as may be necessary. The parties agree to execute and file all necessary forms, applications and papers with the appropriate liquor and alcoholic beverage authorities prior to the Effective Time, to the end that the transfer of existing Liquor Licenses or new Liquor Licenses will take effect, if possible, at the Effective Time. If such transfer of existing Liquor Licenses or new Liquor Licenses have not been issued by the Effective Time, then the parties agree to promptly execute all forms, applications and other documents required by the liquor authorities in order to effect such transfer of existing Liquor Licenses or new Liquor Licenses at the earliest possible date after the Effective Time, consistent with the applicable laws, in order that all Liquor Licenses may be transferred from or procured at the earliest possible time after the Effective Time. If under the applicable laws such Liquor Licenses cannot be so transferred or procured until after the Effective Time, then Omaha and the Trust will cooperate with Bristol Omaha in keeping open the bars and lounges and liquor facilities of the Hotels for Bristol Omaha's account between the Effective Time and the time when such Liquor License transfers or procurement actually become effective by exercising management and supervision of such facilities until such time under the existing Liquor Licenses; provided, however, that Bristol Omaha will indemnify and hold Omaha and/or the Trust harmless from any expense, loss, liability, damage or claim encountered in connection with such operations during said period of time, except for Omaha and/or the Trust's gross negligence or willful misconduct.

         5.10 Office Lease. For a period of forty-eight (48) months following the Effective Time, the Surviving Corporation shall lease to Harper such office space as Harper presently occupies as set forth on Schedule 5.10 attached hereto (the "PREMISES"). Harper shall pay to the Surviving Corporation an amount equal to all HVAC, utility costs, ad valorem taxes and other costs and expenses reasonably incurred as a result of Harper's continued occupancy of such space but will not otherwise be required to pay rental for such space. Such lease shall be in a form reasonably agreed upon between Harper and Bristol. Notwithstanding anything to the contrary contained herein, the lease for any part of the Premises shall immediately terminate upon the sale or conveyance of the Hotel Real Property containing such Premises to a third party.

                                    ARTICLE 6
                            CONDITIONS TO THE MERGER

         6.1 Conditions to Obligations of Omaha and the Shareholders. The obligations of Omaha and the Shareholders to consummate and effect this Agreement and the Merger will be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Omaha:

              (a) No Injunctions or Restraints; Legality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor will there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

              (b) Representations, Warranties and Covenants. The representations and warranties of Bristol and Bristol Omaha in this Agreement will be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and Bristol will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

              (c) Certificate of Bristol. Omaha will have been provided with a certificate executed on behalf of Bristol by its President or its Chief Financial Officer to the effect that, as of the Effective Time:

                           (i) all representations and warranties made by Bristol and Bristol Omaha under this Agreement are true and complete in all material respects; and

                           (ii) all covenants, obligations and conditions of this Agreement to be performed by Bristol and Bristol Omaha on or before such date have been so performed in all material respects.

             (d) Third Party Consents for Bristol. Any and all consents, waivers and approvals required from third parties by reason of the Merger and relating to the contracts and agreements of Bristol will have been obtained.

             (e) Legal Opinion. Omaha will have received a legal opinion from Munsch Hardt Kopf Harr & Dinan, P.C., counsel to Bristol, substantially in the form of Exhibit 6.1(e) hereto.

             (f) Satisfactory Form of Legal and Tax Matters. The form, scope and substance of all legal and tax matters contemplated hereby and all closing documents and other papers delivered hereunder will be reasonably acceptable to Omaha's counsel and accountants and to the Shareholders and their legal counsel.

             (g) Bristol Share Price. Subject to Section 1.6(b), the Ten-Day Average Price will be equal to or greater than $24.00.

             (h) Great Bend Hotel Closing. The closing under the Great Bend Purchase Agreement will have occurred.

         6.2 Conditions to the Obligations of Bristol and Bristol Omaha. The obligations of Bristol and Bristol Omaha to consummate and effect this Agreement and the Merger will be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Bristol:

             (a) No Injunctions or Restraints; Legality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor will there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

             (b) Shareholder Approval. The Shareholders will have executed a written consent approving this Agreement, the Merger and the other transactions contemplated hereby.

             (c) Representations, Warranties and Covenants. The representations and warranties of Omaha and the Shareholders in this Agreement will be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and Omaha and the Shareholders will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                  (d) Certificate of Omaha. Bristol will have been provided with a certificate executed on behalf of Omaha by its President and executed by Harper in his individual capacity to the effect that, as of the Effective Time:

                           (i) all representations and warranties made by Omaha and the Shareholders under this Agreement are true and complete in all material respects; and

                           (ii) all covenants, obligations and conditions of this Agreement to be performed by Omaha or the Shareholders on or before such date have been so performed in all material respects.

                  (e) Third Party Consents of Omaha. Any and all consents, waivers and approvals required from third parties relating to the contracts, agreements and licenses of Omaha so that the Merger and other transactions contemplated hereby do not adversely affect the rights of, and benefits to, Omaha thereunder will have been obtained, including, without limitation, the Required Consents and Omaha Authorizations.

                  (f) Third Party Consents for Bristol. Any and all consents, waivers and approvals required from third parties relating to the contracts and agreements of Bristol so that the Merger and other transactions contemplated hereby do not adversely affect the rights of, and benefits to, Bristol thereunder will have been obtained.

                  (g) Satisfactory Form of Legal and Tax Matters. The form, scope and substance of all legal and tax matters contemplated hereby and all closing documents and other papers delivered hereunder will be reasonably acceptable to Bristol's counsel and accountants.

                  (h) Legal Opinion. Bristol will have received a legal opinion from Hugh D. Mauch, Esq., legal counsel to Omaha and the Shareholders, in substantially the form of Exhibit 6.2(h) hereto.

                  (i) No Material Adverse Changes. There will not have occurred any event, fact or condition which has had or reasonably would be expected to have a Material Adverse Effect on Omaha.

                  (j) Bristol Share Price. Subject to Section 1.6(b), the Ten-Day Average Price will be less than or equal to $32.00.

                  (k) Taxes. Omaha will have obtained such evidence as Bristol may deem necessary or desirable indicating that all Taxes and assessments imposed by any Taxing authority on Omaha or its assets have been paid in full as of the Closing.

                  (l) Title Policies. Omaha will have furnished Bristol with an extended coverage Owner's Policy of Title Insurance for each Hotel Real Property in the amounts set forth in Schedule 6.2(l) issued by the Title Company on the standard form in use in the States in which the Hotel Real Properties are located, on the policy of a title insurance company satisfactory to Bristol, insuring good and marketable title to the Hotel Real Property in the Surviving Corporation, subject only to the Permitted Exceptions and the standard printed exceptions, except: (i) the exception relating to restrictions against the Hotel Real Property will be deleted or endorsed by the Title Company to specify such restrictions as may be included in the Permitted Exceptions; (ii) the exception relating to discrepancies, conflicts or shortages in area or boundary lines, or any encroachment or any overlapping of improvements which a survey might show will be modified to delete such exception, except as to shortages in area; (iii) the exception relating to ad valorem taxes will except only to standby fees and taxes owing for the current and subsequent years; (iv) there will be no general exception for visible and apparent easements or roads and highways or similar items (with any specific exception to be specifically referenced to and shown on the Survey and identified by any applicable recording data); and (vi) there will be no exception for parties in possession except for recorded leases and/or rights of tenants in possession as tenants only under the terms of any unrecorded leases or rental agreements (in which case, at Bristol's option, the Title Commitment will list each such unrecorded lease).

             (m) UCC Search. Bristol will have received or obtained an updated UCC Search dated within three (3) days of the date of Closing, reflecting no financing statements or other filings pursuant to the Uniform Commercial Code against the Hotel Assets, other than those securing the Permitted Exceptions.

             (n) Reservations. Omaha will have delivered to Bristol a current listing of all reservations and bookings for each of the Hotels.

             (o) Great Bend Hotel Closing. The closing under the Great Bend Purchase Agreement will have occurred.

             (p) Omaha Indebtedness. The aggregate amount of the Omaha Indebtedness (including the principal amount thereof, all accrued but unpaid interest thereon, and all other amounts or fees due and owing with respect thereto) will not exceed $40,914,332, none of which will relate to or be secured by any Other Assets, and Omaha will not have any indebtedness other than Omaha Indebtedness.

             (q) Sale of Other Assets. All of the Other Assets will have been sold or otherwise liquidated, either to Harper or other bona fide third party purchasers, pursuant to Section 4.3(c) hereof.

             (r) Security Agreement. Each Shareholder shall have executed and delivered to Bristol a security agreement (a "SECURITY AGREEMENT") in form and substance reasonably satisfactory to Bristol relating to the pledge by such Shareholder to Bristol of the shares of Bristol Common Stock acquired by such Shareholder hereunder.

                                    ARTICLE 7
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                          INDEMNIFICATION AND HOLDBACK

         7.1 Survival of Representations and Warranties: Indemnification.

             (a) Survival. All covenants to be performed prior to the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Merger and continue until two years following the Effective Time, provided that any representation or warranty relating or pertaining to Omaha's Taxes will terminate upon the expiration of all applicable statutes of limitations relevant to Omaha's Taxes or Tax matters. All covenants to be performed after the Effective Time will continue indefinitely.

             (b) Indemnification. The Shareholders hereby agree to indemnify Bristol and Bristol Omaha against any and all claims, losses, expenses, liabilities or other damages, including reasonable attorneys' fees ("LOSSES"), that Bristol or any of its affiliates has incurred or reasonably anticipates incurring by reason of, arising out of or relating to (i) the breach by Omaha or the Shareholders of any representation, warranty, covenant or agreement of Omaha or the Shareholders contained herein, including without limitation the Shareholders' payment obligations under Sections 1.11(a) and 1.11(e) and Harper's obligations with respect to the Holiday Inn Express, Colby, Kansas under Section 4.3(c)(ii), and (ii) the Other Assets or the Other Liabilities; provided, however, no indemnitee may make a claim for indemnification hereunder unless the aggregate amount of such Losses (together with all concurrent or prior claims hereunder) exceeds $100,000 (the "INDEMNIFICATION THRESHOLD") in which case the Shareholders will be liable for the full amount of such Losses (without regard to the Indemnification Threshold); provided further that any claim relating to a breach by any Shareholder of its or his payment obligation under Sections 1.11(a) and 1.11(e) and/or Harper's obligations with respect to the Holiday Inn Express, Colby, Kansas under Section 4.3(c)(ii) shall not be subject to the Indemnification Threshold. The Shareholders' indemnification obligations under this Section 7.1(b) will be "several" (rather than "joint and several") with each Shareholder's share of the Losses being equal to the percentage ownership of each Shareholder of the Omaha Common Stock and Omaha Preferred Stock, as applicable (except for Harper's obligations with respect to the Holiday Inn Express, Colby, Kansas, the liability for which will be solely Harper's) and the aggregate liability of the Shareholders hereunder will not in any event exceed the Merger Consideration. Bristol and Bristol Omaha will be entitled to seek indemnification for Losses against any Shareholder hereunder without first having to seek indemnification against any other Shareholder.

                  (c) Holdback for Claims.

                           (i) Recourse to Holdback Account. At the Effective Time, all of the shares of Bristol Common Stock to be issued to the Shareholders in the Merger (plus any additional New Shares (as defined below) as may be issued in respect thereof after the Closing) (collectively, the "HOLDBACK SHARES"), will be issued in the name of the Shareholders and will be pledged and delivered to Bristol pursuant to the Security Agreement executed by the Shareholders to secure the indemnification obligations of the Shareholders under Section 7.1(b). Subject to the Security Agreement and the following requirements, the Holdback Shares shall be retained by Bristol for a period of one year after the Effective Time (the "HOLDBACK PERIOD"). Upon the expiration of the Holdback Period, and in accordance with the Security Agreement, Omaha will deliver to the Shareholders their respective Holdback Shares; provided, however, that the number of Holdback Shares with a value (determined as set forth in Section 7.1(c)(iii)) equal to the amount of the Losses or other indemnification obligations as to which the Bristol has properly made a claim under Section 7.1(c)(iii), shall be retained by Bristol until such claims have been resolved.

                           (ii) Distributions; Voting. Any shares of Bristol Common Stock or other equity securities issued or distributed by Bristol (including shares issued upon a stock split) ("NEW SHARES") in respect of Holdback Shares which have not been released to the Shareholders shall be added to the Holdback Shares and become a part thereof. New Shares issued in respect of Holdback Shares which have been released shall not be added to the Holdback Shares, but shall be distributed to the holders thereof. When and if cash dividends on Holdback Shares shall be declared and paid, they shall not be added to the Holdback Shares but shall be paid to those on whose behalf such Bristol Common Stock is held. The Shareholders shall be the record owner of the Holdback Shares and shall have voting rights with respect to the Holdback Shares (including any New Shares that are voting securities) so long as such Holdback Shares are retained by Bristol.

                           (iii) Claim Upon Holdback Shares. Upon notification to the Shareholders by Bristol at any time on or before the last day of any Holdback Period that Bristol has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses in an aggregate stated amount to which Bristol is entitled to indemnity pursuant to this Agreement, then Bristol shall, in accordance with the Security Agreement and unless the Shareholders object in accordance with the provisions of Section 7.1(c)(iv) hereof, retain shares of Bristol Common Stock having a value equal to such Losses (which shall be deducted from the Holdback Shares). For the purposes of determining the number of shares of Bristol Common Stock to be retained by Bristol from the Holdback Shares pursuant to this Section 7.1(c)(iii), the shares of Bristol Common Stock shall be valued at the Ten-Day Average Price calculated as of the date such notice of a claim is delivered to the Shareholders. The Shareholders shall have, at their sole election, the option to substitute cash for the Bristol Common Stock held in the Holdback Shares in respect of such claims.

                           (iv) Objections to Claims. At the time of receipt of any notification as set forth in Section 7.1(c)(iii), the Shareholders shall have a period of thirty (30) days after such delivery to object in a written statement to the claim made in the notification, and such statement shall have been delivered to Bristol prior to the expiration of such thirty (30) day period. If Bristol does not receive any such objection within such thirty (30) day period, Bristol may retain the shares of Bristol Common Stock and deduct them from the Holdback Shares. If Bristol receives such objection, Bristol will not deduct any shares from the Holdback Shares until the matter is resolved pursuant to Section 7.1(c)(v).

                           (v) Resolution of Conflicts; Arbitration. In case the Shareholders shall so object in writing to any claim or claims made in any notification, the Shareholders and Bristol shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders and Bristol should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation, either Bristol or the Shareholders may demand arbitration of the matter, unless (in the case of Losses) the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Bristol and the Shareholders shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such notification shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.1(c)(iv) hereof, Bristol shall be entitled to act in accordance with such decision and retain shares of Bristol Common Stock, which shall be deducted from the Holdback Shares, in accordance therewith. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Dallas, Texas under the rules then in effect of the American Arbitration Association. Each party to an arbitration shall pay its own expenses and Bristol and the Shareholders shall bear equally the fees of the arbitrators.

                  (d) Third Party Claims. In the event a third-party claim is asserted which Bristol believes may result in a Loss, Bristol will promptly notify the Shareholders of such claim, and the Shareholders will have the right to defend against such claim; provided, however, that if (i) such third party claim is made by a person with which the Bristol has a business relationship that Bristol deems important to Bristol's business or (ii) the amount of the claim (when added together with all other Losses claimed by the Bristol) exceeds by more than $100,000 at the time the Bristol receives the claim, Bristol will have the right to control and direct the defense of such claim (including any settlement thereof) and the Shareholders will be entitled, at their expense, to participate in any defense of such claim. No settlement of any such claim with third-party claimants by Bristol without a Shareholder's consent will alone be determinative of the validity of any claim by the Bristol for indemnification of such Shareholder. In the event that a Shareholder has consented to any such settlement, such Shareholder will have no power or authority to object under any provision of this Article

7 to the amount of any claim by Bristol against such Shareholder with respect to such settlement or to the deduction by Bristol of shares of Bristol Common Stock from the Holdback Shares to satisfy such claim.

             (e) No Claims by Shareholder Against the Surviving
Corporation. The parties acknowledge that inasmuch as the Surviving Corporation will be a wholly owned subsidiary of Bristol after the Effective Time, in the event that Bristol makes a claim for indemnification against any Shareholder pursuant to this Article 7, such Shareholder will have no right to make any claim, cross claim or counter claim against the Surviving Corporation for indemnification, contribution or otherwise.

         7.2 Indemnification by Bristol. To the extent, and solely to the extent, that (a) any Omaha Indebtedness is not paid off in full on or prior to the Closing Date and (b) any Shareholder has executed a personal guaranty with respect to such Omaha Indebtedness that has not been discharged or released on or prior to the Closing Date, then in such event the Surviving Corporation (and/or an affiliate thereof (other than Bristol) with the financial wherewithal reasonably satisfactory to the Shareholders to perform the indemnification obligations under this Section 7.2) shall indemnify any such Shareholder against any Losses incurred by such Shareholder under such personal guaranty at any time with respect to any default first occurring from and after the Closing Date.

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time by Bristol pursuant to Section 4.2(c) hereof by delivering to Omaha on or before the end of the Due Diligence Period a written termination of this Agreement. In addition, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

             (a) by mutual consent of Omaha, Bristol and the Shareholders;

             (b) by Bristol if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Omaha or the Shareholders and such breach has not been cured within 15 days after notice to Omaha;

             (c) by Omaha, if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Bristol or Bristol Omaha and such breach has not been cured within 15 days after notice to Bristol;

             (d) by Bristol or Omaha if: (i) there is a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there is any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; or
(iii) there is any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would (A) prohibit Bristol's or the Surviving Corporation's ownership or operation of all or a material portion of the business of the Surviving Corporation, or compel Bristol or the Surviving Corporation to dispose of or hold separate all or a material portion of the business or assets of the Surviving Corporation or Bristol as a result of the Merger or (B) render Bristol, Bristol Omaha or Omaha unable to consummate the Merger, except for any waiting period provisions;

             (e) by Bristol pursuant to any section hereof that provides for such termination; or

             (f) by Bristol or Omaha if the Merger has not become effective on or prior to July 1, 1998.

         Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it will be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         8.2 Effect of Termination.

             (a) In the event of termination of this Agreement as provided in Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of Bristol, Bristol Omaha or Omaha or their respective officers, directors or shareholders, including the Shareholders, except as otherwise set forth in this Section 8.2 or if such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

             (b) In the event all conditions of this Agreement are satisfied and in the event all covenants and agreements to be performed by Omaha prior to Closing are fully performed, and in the event that performance of this Agreement is tendered by Omaha and the Merger is not consummated through default on the part of Bristol or Bristol Omaha on the Closing Date, then the Earnest Money will be paid to Omaha by the Title Company as liquidated damages for Bristol's default. Such amount is agreed upon by and between Omaha and Bristol as liquidated damages, due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof; and no other damages, rights or remedies will in any case be collectible, enforceable or available to Omaha other than in this Article VIII, but Omaha will accept said cash payment as Omaha's total damages and relief.

             (c) In the event that any of Omaha's representations or warranties contained herein are untrue or if Omaha will have failed to have performed any of the covenants or agreements contained herein which are to be performed by Omaha for any reason, Bristol may, at its option: (i) terminate this Agreement by giving written notice of termination to Omaha, receive a full and immediate refund of the Earnest Money (less $1,000, which will be paid to Omaha and the Shareholders as independent consideration for its execution of this Agreement) and seek damages for breach of this Agreement by Omaha, or (ii) seek to enforce specific performance of this Agreement and recover all attorneys fees, court costs and other costs and expenses incurred by Bristol in connection with the pursuit of such specific performance action.

         8.3 Amendment. This Agreement may be amended by the parties, at any time, but only by a written document signed by Omaha, Bristol and the Shareholders who, immediately prior to the Effective Time, owned a majority of the issued and outstanding shares of the Omaha Common Stock. Additionally, notices or consents by Shareholders hereunder shall be deemed to be given when delivered by Shareholders owning a majority of the issued and outstanding shares of the Omaha Common Stock.

         8.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9
                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications hereunder will be in writing and will be deemed given and received if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

                  (a)      if to Bristol or Bristol Omaha, to:

                           Bristol Hotel Company
                           14295 Midway Road
                           Dallas, TX 75244
                           Attention:  Joel M. Eastman. Esq.
                           Telephone:  (972) 391-3050
                           Facsimile:  (972) 391-1515

                           with a copy to:

                           Munsch Hardt Kopf Harr & Dinan
                           4000 Fountain Place
                           1445 Ross Avenue
                           Dallas, TX 75202-2790
                           Attention:  William T.  Cavanaugh Jr., Esq.
                           Telephone:  (214) 855-7500
                           Facsimile:  (214) 855-7584

                  (b)      if to Omaha or to any Shareholder, to:

                           Omaha Hotel, Inc.
                           3111 10th Street
                           Great Bend, KS  67530
                           Attention:  Leonard F.  Harper, II
                           Telephone: (402) 331-5531
                           Facsimile: (402) 331-4010

                           with a copy to:

                           Hugh D. Mauch, Esq.
                           Attorney at Law
                           3111 10th Street
                           Great Bend, Kansas  67530-1444
                           Telephone:  (316) 792-2472
                           Facsimile: (316) 792-3354

         9.2 Interpretation. When a reference is made in this Agreement to Schedules or Exhibits, such reference will be to a Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein will be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         9.3 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. In addition, notwithstanding nothing to the contrary contained herein, this Agreement shall become effective and binding upon all signatories hereto at the time counterpart signature pages have been executed by Bristol, Bristol Omaha, Omaha and Shareholders who own at least a majority of the issued and outstanding shares of the Omaha Common Stock as of the date hereof (and so long as such majority of Shareholders sign this Agreement, the failure of one or more other Shareholders to sign this Agreement shall not affect its effectiveness, and this Agreement shall still be binding upon those Shareholders and other parties who do sign this Agreement).

         9.4 Miscellaneous. This Agreement and the documents and instruments and other agreements among the parties hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral among the parties with respect to the subject matter hereof, including the parties' letter of intent with respect to this transaction; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) will not be assigned by operation of law or otherwise except as otherwise specifically provided.

         9.5 Governing Law. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas. All parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of Texas, and further agree that service of documents commencing any suit therein may be made as provided in Section 9.1.

         9.6 Attorneys' Fees. If any party to this Agreement brings an action against another party to this Agreement to enforce its rights under this Agreement, the prevailing party will be entitled to recover its reasonable costs and expenses, including reasonable attorneys' fees and costs, incurred in connection with such action, including any appeal of such action.

         9.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.8 Consents. Any consent, approval or waiver provided hereunder by or on behalf of Bristol or Bristol Omaha will only be valid if in writing and if executed by or on behalf of Bristol or Bristol Omaha by Joel M. Eastman or John Beckert.

         9.9 Definitions. Terms used herein with initial capital letters will have the respective meanings set forth below:

         "Agreement" will have the meaning set forth in the introductory paragraph of this Agreement.

         "Base Rate" will mean a floating interest rate equal at all times to the rate of interest that the Bankers Trust Company announces from time to time as its prime rate of interest.

         "Bristol" will have the meaning set forth in the introductory paragraph of this Agreement.

         "Bristol Common Stock" will have the meaning set forth in
Section 1.6(a).

         "Bristol Omaha" will have the meaning set forth in the introductory paragraph of this Agreement.

         "Bristol Schedules" will have the meaning set forth in the introductory paragraph of Article 3.

         "Budgeted PIP Completion Amount" will have the meaning set forth in
Section 2.27(b).

         "Business" will have the meaning set forth in Section 5.3.

         "Cash Consideration" will have the meaning set forth in Section 1.6(a).

         "Certificate of Merger" will have the meaning set forth in Section 1.2.

         "Closing" will have the meaning set forth in Section 1.2.

         "Closing Date" will have the meaning set forth in Section 1.2.

         "Closing Working Capital" will have the meaning set forth in
Section 1.11(a).

         "Closing Working Capital Statement" will have the meaning set forth in
Section 1.11(b).

         "COBRA" will have the meaning set forth in Section 2.20.

         "Code" will have the meaning set forth in Recital E.

         "Common Base Shares" will have the meaning set forth in Section 1.6(b).

         "Common Overage Amount" will have the meaning set forth in
Section 1.6(b).

         "Common Shortfall Amount" will have the meaning set forth in
Section 1.6(b).

         "Common Stock Conversion Ratio" shall have the meaning set forth in
Section 1.6(a).

         "Common Stock Merger Consideration" will have the meaning set forth in
Section 1.6(a).

         "Common Stock Purchase Price" will have the meaning set forth in
Section 1.6(a).

         "Construction Obligation" will have the meaning set forth in
Section 4.3(c).

         "Conversion Ratios" will have the meaning set forth in Section 1.6(a).

         "Due Diligence Period" will have the meaning set forth in
Section 4.2(c).

         "Earnest Money" will have the meaning set forth in Section 1.12.

         "Effective Time" will have the meaning set forth in Section 1.2.

         "Employee Plans" will have the meaning set forth in Section 2.25(a).

         "ERISA" will have the meaning set forth in Section 2.25(a).

         "ERISA Affiliates" will have the meaning set forth in Section 2.25(a).

         "Estimated Closing Working Capital" will have the meaning set forth in
Section 1.11(a).

         "Exception Documents" will have the meaning set forth in
Section 4.1(b).

         "Final Closing Working Capital" will have the meaning set forth in
Section 1.11(d).

         "GAAP" will have the meaning set forth in Section 2.5.

         "Governmental Entity" will have the meaning set forth in Section 2.4.

         "Great Bend Hotel" will have the meaning set forth in Recital F.

         "Great Bend Purchase Agreement" will have the meaning set forth in Recital F.

         "Great Bend Purchase Price" will have the meaning set forth in Section 1.6(a).

         "Harper" will have the meaning set forth in Section 4.3(c).

         "Highland" will have the meaning set forth in Recital F.

         "Holdback Period" will have the meaning set forth in Section 7.1(c).

         "Holdback Shares" will have the meaning set forth in Section 7.1(c).

         "Hotel Assets" will have the meaning set forth in Section 1.14.

         "Hotel Liabilities" will have the meaning set forth in Section 1.14.

         "Hotel Real Property" will have the meaning set forth in
Section 2.10(a).

         "Hotels" will have the meaning set forth in Recital A.

         "Housekeeping Services" will have the meaning set forth in Schedule
1.11 attached hereto.

         "Indemnification Threshold" will have the meaning set forth in
Section 7.1(b).

         "Initial Closing Working Capital Payment" will have the meaning set forth in Section 1.11(a).

         "IRS" will have the meaning set forth in Section 2.25(b).

         "Liabilities" will have the meaning set forth in Section 1.14.

         "Liens" will have the meaning set forth in Section 2.10(b).

         "Liquor Licenses" will have the meaning set orth in Section 5.9.

         "Losses" will have the meaning set forth in Section 7.1(b).

         "Material Adverse Effect" will have the meaning set forth in
Section 2.1.

         "Material Agreements" will have the meaning set forth in Section 2.12.

         "Merger" will have the meaning set forth in Recital B.

         "Merger Consideration" will have the meaning set forth in
Section 1.6(a).

         "New Shares" will have the meaning set forth in Section 7.1(c).

         "Non-Competition Period" will have the meaning set forth in
Section 5.3.

         "Omaha" will have the meaning set forth in the introductory paragraph of this Agreement.

         "Omaha Authorizations" will have the meaning set forth in Section 2.14.

         "Omaha Balance Sheet" will have the meaning set forth in Section 2.5.

         "Omaha Common Stock" will have the meaning set forth in Section 1.6(a).

         "Omaha Financial Statements" will have the meaning set forth in
Section 2.5.

         "Omaha Indebtedness" will have the meaning set forth in Section 2.6.

         "Omaha Preferred Stock" will have the meaning set forth in
Section 1.6(a).

         "Omaha Schedules" will have the meaning set forth in the introductory paragraph of Article 2.

         "Omaha Transactions" will have the meaning set forth in Recital F.

         "Other Assets" will have the meaning set forth in Section 1.14 .

         "Other Liabilities" will have the meaning set forth in Section 1.14.

         "Permitted Exceptions" will have the meaning set forth in
Section 2.10(b).

         "Plan" will have the meaning set forth in Section 2.30(g).

         "Preferred Base Shares" will have the meaning set forth in
Section 1.6(b).

         "Preferred Overage Amount" will have the meaning set forth in
Section 1.6(b).

         "Preferred Shortfall Amount" will have the meaning set forth in
Section 1.6(b).

         "Preferred Stock Conversion Ratio" will have the meaning set forth in
Section 1.6(a).

         "Preferred Stock Merger Consideration" will have the meaning set forth in Section 1.6(a).

         "Premises" will have the meaning set forth in Section 5.10.

         "Required Consents" will have the meaning set forth in Section 2.12.

         "Restricted Area" will have the meaning set forth in Section 5.3.

         "Returns" will have the meaning set forth in Section 2.8(a).

         "Revenues" will have the meaning set forth in Schedule 1.11 attached hereto.

         "Sale" will have the meaning set forth in Section 2.30(g).

         "SEC" will have the meaning set forth in Section 2.30(a).

         "Securities Act" will have the meaning set forth in Section 2.30(a).

         "Security Agreement" will have the meaning set forth in Section 6.2(r).

         "SEC Documents" will have the meaning set forth in Section 3.4.

         "Shareholders" will have the meaning set forth in the introductory paragraph of this Agreement.

         "Stock Consideration" will have the meaning set forth in
Section 1.6(a).

         "Stock Purchase Price" will have the meaning set forth in
Section 1.6(a).

         "Survey" will have the meaning set forth in Section 4.1(a).

         "Survey Exception" will have the meaning set forth in Section 4.1(a).

         "Surviving Corporation" will have the meaning set forth in Section 1.1.

         "Tax" or "Taxes" will have the meaning set forth in Section 2.8(a).

         "Ten-Day Average Price" will have the meaning set forth in
Section 1.6(b).

         "Title Commitment" will have the meaning set forth in Section 4.1(b).

         "Title Company" will have the meaning set forth in Section 1.12.

         "Title Policy" will have the meaning set forth in Section 4.1(b).

         IN WITNESS WHEREOF, Bristol, Bristol Omaha, Omaha and the Shareholders have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                             BRISTOL HOTEL COMPANY


                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------


                                             BRISTOL OMAHA HOTEL COMPANY


                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------


                                             OMAHA HOTEL, INC.


                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------

                                   COMMON SHAREHOLDERS:


                                   ---------------------------------------------
                                   LEONARD F.  HARPER, II




                                   ---------------------------------------------
                                   LARRY J. KRUCKENBERG, TRUSTEE OF THE L.F.
                                   HARPER TRUST

                                   ---------------------------------------------
                                   JOHN W. POOS, TRUSTEE OF THE L.F. HARPER
                                   TRUST




                                   ---------------------------------------------
                                   LARRY J. KRUCKENBERG, TRUSTEE OF THE
                                   DOROTHY R. HARPER TRUST

                                   ---------------------------------------------
                                   JOHN W. POOS, TRUSTEE OF THE DOROTHY R.
                                   HARPER TRUST




                                   ---------------------------------------------
                                   ALLYN B. HARPER

                                   ---------------------------------------------
                                   L.F. HARPER, II, TRUSTEE OF THE AARON HARPER
                                   G.S.T. TRUST

                                   ---------------------------------------------
                                   LARRY J. KRUCKENBERG, TRUSTEE OF THE
                                   AARON HARPER G.S.T. TRUST

                                   ---------------------------------------------
                                   JOHN W. POOS, TRUSTEE OF THE AARON HARPER
                                   G.S.T. TRUST




                                   ---------------------------------------------
                                   L.F. HARPER, II, TRUSTEE OF THE ZACHARY
                                   HARPER G.S.T. TRUST

                                   ---------------------------------------------
                                   LARRY J. KRUCKENBERG, TRUSTEE OF THE
                                   ZACHARY HARPER G.S.T. TRUST

                                   ---------------------------------------------
                                   JOHN W. POOS, TRUSTEE OF THE ZACHARY
                                   HARPER G.S.T. TRUST




                                   ---------------------------------------------
                                   L.F. HARPER, II, TRUSTEE OF THE JACOB HARPER
                                   G.S.T. TRUST

                                   ---------------------------------------------
                                   LARRY J. KRUCKENBERG, TRUSTEE OF THE
                                   JACOB HARPER G.S.T. TRUST

                                   ---------------------------------------------
                                   JOHN W. POOS, TRUSTEE OF THE JACOB HARPER
                                   G.S.T. TRUST

                                   ---------------------------------------------
                                   L.F. HARPER, II, TRUSTEE OF THE MALLORY
                                   HARPER G.S.T. TRUST

                                   ---------------------------------------------
                                   LARRY J. KRUCKENBERG, TRUSTEE OF THE
                                   MALLORY HARPER G.S.T. TRUST

                                   ---------------------------------------------
                                   JOHN W. POOS, TRUSTEE OF THE MALLORY
                                   HARPER G.S.T. TRUST




                                   ---------------------------------------------
                                   AARON HARPER




                                   ---------------------------------------------
                                   L.F. HARPER, II, CUSTODIAN FOR ZACHARY
                                   HARPER UNDER KANSAS UNIFORM TRANSFERS
                                   TO MINORS ACT




                                   ---------------------------------------------
                                   L.F. HARPER, II, CUSTODIAN FOR JACOB HARPER
                                   UNDER KANSAS UNIFORM TRANSFERS TO
                                   MINORS ACT




                                   ---------------------------------------------
                                   L.F. HARPER, II, CUSTODIAN FOR MALLORY
                                   HARPER UNDER KANSAS UNIFORM TRANSFERS
                                   TO MINORS ACT

                                  PREFERRED SHAREHOLDERS:


                                  ----------------------------------------------
                                  L.F. HARPER, II, TRUSTEE OF THE LEONARD F.
                                  HARPER TRUST

                                  ----------------------------------------------
                                  LARRY J. KRUCKENBERG, TRUSTEE OF THE
                                  LEONARD F. HARPER TRUST

                                  ----------------------------------------------
                                  JOHN W. POOS, TRUSTEE OF THE LEONARD F.
                                  HARPER TRUST





                                  ----------------------------------------------
                                  L.F. HARPER, II, TRUSTEE OF THE L.F. HARPER II TRUST

                                  ----------------------------------------------
                                  LARRY J. KRUCKENBERG, TRUSTEE OF THE L.F.
                                  HARPER II TRUST

                                  ----------------------------------------------
                                  JOHN W. POOS, TRUSTEE OF THE L.F. HARPER II
                                  TRUST

                                  SCHEDULE 1.11

                             CLOSING WORKING CAPITAL

Closing Working Capital consists of the following current assets and liabilities of Omaha, immediately prior to the Effective Time, calculated in accordance with Bristol's normal accounting practice, provided that such practice and proration practice, as set forth below, is in accordance with the Uniform System of Accounts for Hotels and GAAP:

Current Assets:

1. Cash and cash equivalents at the Hotels and at the hotel bank accounts and cash and cash equivalents from the sale of any Other Assets to Harper or any third party on or prior to the Closing Date, but excluding: (a) any reserves created under Sections 1.11(f) and 4.3(c)(ii) in connection with any Construction Obligations, and (b) the excess of the Budgeted PIP Completion Amount for all the Hotels over the actual amount spent or incurred by Omaha to the Effective Time in connection with the core modernization and product improvement plan requirements described in Section 2.27(b) for all the Hotels, regardless of the reason for such excess).

2. Hotel receivables (net of GAAP allowances and further reserves for all balances aged in excess of 90 days), including: (a) Guest ledger; (b) City ledger; (c) Credit card receivables; (d) Property rent receivables; and (e) Other miscellaneous hotel receivables.

3. Management contract advances and receivables (net of required allowances).

4. Hotel inventories (food, beverage, and supplies - excluding china, glass, silver and linen).

5. Hotel prepaid assets, deposits and licenses (excluding pre-opening), but only to the extent it is reasonable to expect that they will be actually realized by Bristol within 12 months after the Effective Time.

6. The land located in Moline, Illinois, located adjacent to the Holiday Inn, which shall have an agreed upon value for purposes of calculating Closing Working Capital of $236,500.

Current Liabilities:

1. Hotel accounts payable, including any liability under any welfare plan for events occurring prior to the Effective Time.

2.       Hotel accrued liabilities.

3.       Advance deposits.

4. Unpaid accrued benefits, deferred compensation and other liabilities, costs or expenses incurred by Omaha with respect to (a) any employees of Omaha on the Closing Date and (b) any employees of Omaha terminated prior to the Closing Date.

5. The tax effect of the above-mentioned items, to the extent not taken into account in determining taxable income for any period prior to the Effective Time.

6. All costs and expenses incurred by Omaha in connection with Merger prior to the Effective Time.

7. The tax liability of Omaha for its final taxable year ending on the Closing Date, including without limitation, with respect to any capital gains recognized on the sale of any Other Assets to Harper or any third parties on or prior to the Closing Date.

8. The excess, if any, of the cost to complete the Construction Obligations over the reserves created therefor pursuant to Sections 1.11(f) and 4.3(c)(ii).

9. The down-payment that would have been payable under an equipment lease for the Holiday Inn Express, Colby, Kansas as and to the extent set forth in Section 4.3(c)(ii).

Proration of Revenues and Expenses. Notwithstanding the foregoing, the calculation of Closing Working Capital will include any asset or obligation which would customarily be prorated on a closing statement for the sale of a hotel as of the close of business on the Closing Date, including real estate, personal property and other taxes and assessments, utilities, rent, service contracts and other property-related expenses, as follows:

1. Revenues. Current revenues including, but not limited to, room and function revenues and deposits and food and beverage revenues generated by the Hotels ("REVENUES"), will be prorated as follows:

         a. Revenues attributable to room use for the night prior to the Effective Time will be evenly split between the Shareholders and the Surviving Corporation.

         b. Revenues attributable to room use prior to the night prior to the Effective Time or functions having occurred prior to 12:00 a.m. on the day of the Effective Time will belong to and be retained by the Shareholders.

         c. Revenues attributable to room use for the night of the Effective Time, and thereafter, and functions occurring at or after 12:00 a.m. on the day of the Effective Time and any subsequent date will belong and be paid to the Surviving Corporation.

         d. Revenues attributable to the operation of any other facilities operated on the Hotels and relating to any activity taking place prior to 12:00 a.m. on the day of the Effective Time will belong to and be retained by the Shareholders.

         e. Revenues attributable to the operation of any other facilities operated on the Hotels relating to any activity taking place after 12:00 a.m. on the day of the Effective Time will belong and be paid to the Surviving Corporation.

         f. Revenues representing advance payments or deposits which are allocable in part to the period prior to and in part following 12:00 a.m. on the day of the Effective Time will be prorated between the parties on per diem basis or on such other equitable basis as agreed by the parties.

         To the extent Revenues are in the possession of the Shareholders which are owing to the Surviving Corporation, then the same will be credited against the Cash Consideration portion of the Purchase Price at the Effective Time.

2. Accounts. The Shareholders will furnish to Bristol a schedule of all room charges which are then due and payable, but which have not been paid. The Surviving Corporation will, at the Effective Time, retain such accounts and the same will be subject to adjustment under Section
         1.11 and this Schedule 1.11. The Shareholders will remit to the Surviving Corporation any payments on such accounts made directly to it, whenever the same may be collected.

3. Cash on Hand. The Shareholders will deliver to the Surviving Corporation at the Effective Time, a schedule showing all cash on hand in the Hotels as of the Effective Time.

4. Taxes and Assessments. Ad valorem taxes and personal property taxes (if any), sewer rents and charges and other state, county and municipal taxes (special or otherwise) and assessments assessed against the Hotels for the current calendar year will be prorated to the Effective Time, and the Shareholders's pro-rata portion of such taxes will be offset against the Cash Consideration. The Shareholders' pro rata portion of such taxes will be based upon taxes actually assessed for the current calendar year. If, for any reason, ad valorem taxes and personal property taxes (if any) for the current calendar year have not been assessed on the Hotels, such proration will be estimated based upon ad valorem taxes and personal property taxes (if any) for the immediately preceding calendar year, and adjusted when actual amounts are available. Any transfer taxes owing as a result of the Omaha Transactions shall be shared equally as between Shareholders and the Surviving Corporation. The Shareholders will provide to the Surviving Corporation at the Effective Time tax statements verifying that all taxes due and owing with respect to the Hotels have been paid.

5. Expenses. Expenses for housekeeping services for the Closing Date will be evenly split between the Shareholders and the Surviving Corporation. All other income and ordinary operating expenses for or pertaining to the Hotels, including, but not limited to, public utility charges, maintenance, service charges, and all other normal operating charges of the Hotels will be prorated as of 12:00 a.m. on the day of the Effective Time . All utility meters will be read on the Effective Time and any utility charges incurred or accrued up to the reading of such utility meters will be offset against the Cash Consideration. In the event the meter readings are not available at the Effective Time, utility costs will be prorated based on the best information available. For the purposes hereof, the definition of "HOUSEKEEPING SERVICES" shall mean the costs and expenses of housekeeping labor, including payroll taxes and benefits, and costs of laundry services and supplies.

                                  SCHEDULE 2.2

                                 CAPITALIZATION

                                OMAHA HOTEL, INC.



COMMON STOCK SHAREHOLDERS:
                                                                                                                 PERCENT OF
                                                                                                                   STOCK
                                      NAME                                                 SHARES                  OWNED
                                      ----                                                 ------                ----------
L.F. Harper II                                                                              1259                    47.9

Larry J. Kruckenberg, John W. Poos, Trustees of the L.F. Harper Trust                        233                     8.8
dated 6-25-87

Larry J. Kruckenberg, John W. Poos, Trustees of the Dorothy R.                               173                     6.6
Harper Trust dated 6-25-87

Allyn B. Harper                                                                               60                     2.3

L.F. Harper II, Larry J. Kruckenberg, John W. Poos, Trustees of the                          165                     6.3
Aaron Harper G.S.T. Trust dated 12-21-90

L.F. Harper II, Larry J. Kruckenberg, John W. Poos, Trustees of the                          165                     6.3
Zachary Harper G.S.T. Trust dated 12-21-90

L.F. Harper II, Larry J. Kruckenberg, John W. Poos, Trustees of the                          165                     6.3
Jacob Harper G.S.T. Trust dated 12-21-90

L.F. Harper II, Larry J. Kruckenberg, John W. Poos, Trustees of the                          165                     6.3
Mallory Harper G.S.T. Trust dated 12-21-90

Aaron Harper                                                                                  60                     2.3

L.F. Harper II, Custodian for Zachary Harper, Under Kansas Uniform                            60                     2.3
Transfers to Minors Act

L.F. Harper II, Custodian for Jacob Harper, Under Kansas Uniform                              60                     2.3
Transfers to Minors Act

L.F. Harper II, Custodian for Mallory Harper, Under Kansas Uniform                            60                     2.3
Transfers to Minors Act
                                                                                            2625                   100.0
PREFERRED STOCK SHAREHOLDERS:

John Poos, Larry J. Kruckenberg, L.F. Harper II, Trustees of the                          15,000
Leonard F. Harper Trust under Agreement 12-29-77

John Poos, Larry J. Kruckenberg, L.F. Harper II, Trustees of the L.F.                      4,500
Harper II Trust under Agreement dated 7-18-80

                                SCHEDULE 2.10(a)

                               HOTEL REAL PROPERTY


Nebraska:
1.       Holiday Inn Central 72nd, Omaha, Nebraska (400 rooms).
2.       Hampton Inn Central, Omaha, Nebraska (132 rooms).
3.       Homewood Suites, Omaha, Nebraska (108 rooms).
4.       Holiday Inn, Old Mill NW, Omaha, Nebraska (215 rooms).
5.       Hampton Inn SW, Omaha, Nebraska (135 rooms).
6.       Holiday Inn Express, Omaha, Nebraska (78 rooms).

Illinois:
7.       Holiday Inn, Moline, Illinois (215 rooms).
8.       Hampton Inn, Moline, Illinois (138 rooms).
9.       Holiday Inn Express, Moline, Illinois (112 rooms).

Iowa:
10.      Holiday Inn, Davenport, Iowa (300 rooms).
11.      Hampton Inn, Davenport, Iowa (136 rooms).

Texas:
12.      Holiday Inn, Midland, Texas (250 rooms).
13.      Holiday Inn Odessa Centre, Odessa, Texas (250 rooms).
14.      Holiday Inn Express Odessa Parkway, Odessa, Texas (186 rooms).

Kansas:
15.      Holiday Inn, Hays, Kansas (190 rooms).
16.      Hampton Inn, Hays, Kansas (116 rooms).
17.      Holiday Inn, Salina, Kansas (192 rooms).
18.      Holiday Inn Express, Salina, Kansas (93 rooms).
19.      Holiday Inn, Colby, Kansas (72 rooms).

                                 SCHEDULE 4.2(b)

                            DUE DILIGENCE DELIVERIES

1. Financial Statements. Unaudited financial statements showing the income and expense for the prior three (3) years of operation of the Hotels. If audited financial statements are required by Bristol for any SEC filing after the Effective Time, Omaha agrees to provide Bristol and an independent accounting firm with access to financial and other information relating to the Hotels sufficient to prepare such audited financial statements, in conformity with GAAP, as well as such other statements, reports and disclosures requested by Bristol. Omaha shall also provide to Bristol's independent accounting firm a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotels. Omaha shall authorize any attorneys who have represented Omaha in material litigation pertaining to or affecting the Hotels to respond, at Bristol's expense, to inquiries from Bristol's representatives and independent accounting firm. This agreement to cooperate will survive the Effective Time. Additionally, Omaha agrees to furnish an operating statement for the current year (through the end of the month most recently ended), detailing all income and expense items for the Hotels, as well as any and all schedules that support the working capital items as shown on Schedule
         1.11 for individual Hotels. All financial and operating statements will be accompanied by Omaha's signed certificate that such materials are true, correct and complete and that Omaha does not know or have any reason to know of any increase in expense items for such current year except for increases which may result from increased occupancy of the Hotels.

2. Management/Franchise Agreements. A list and copies of any and all management and/or franchise agreements affecting the Hotels.

3. Material Agreements. Copies of all of the Material Agreements, including, without limitation, any operating agreements, employment agreements, service and maintenance contracts, equipment leases, vehicle leases, supply contracts, leases of space for restaurant or other retail uses, billboard, signage, promotional or other advertising agreements or leases, liquor, food, hotel or operational permits or licenses affecting or used in connection with the operation of the Hotels.

4. Insurance Policies. A list of all insurance policies covering or affecting the Hotels, both casualty and liability, together with copies of such policies, certified by Omaha, that the same are true, correct and complete as of the date of the certificate.

5. Tax Statements. Copies of the most recent tax statements on the Hotel Real Properties and the Hotel Assets.

6. Certificate of Occupancy. The Certificate(s) of Occupancy for the Hotels and any amendments thereto, together with Omaha's signed certification that no repair or renovation to the Improvements has been undertaken in violation of or which would result in a revocation of the Certificate(s) of Occupancy.

7. Zoning Letter. A letter dated within thirty (30) days of the date hereof addressed to Bristol and its successors and assigns from each city where each Hotel Real Property is located duly executed on behalf of such city wherein such city states the zoning designation for the Hotels together with a copy of the applicable zoning ordinance listing the uses permitted therein; provided, however, if Omaha is unable to obtain such a letter from such city, Omaha may furnish in lieu thereof a certificate of an architect or engineer reasonably acceptable to Bristol duly licensed in the state where each Hotel Real Property is located stating such facts and including a copy of such zoning ordinance listing the uses permitted therein.

8. Survey/Plans. The existing survey and "as built" plans and specifications for any and all portions of the Hotels.

9. Technical Reports. Copies of any and all environmental, ADA, mechanical, electrical, structural, soils or other similar reports covering all or any portion of the Hotels, to the extent such reports are in Omaha's possession and copies of any and all notices Omaha has received from any governmental authority with respect to the Hotels.

10. Reservations. A listing of any advance reservations for rooms in the Hotels (including guest rooms, conference rooms and any other facilities, together with records showing the date and individual making such reservation.

11. Employment. A list, together with any copies, of all employment and/or union contracts for employees working at the Hotels.

12. Utility Bills. Copies of statements from each of the utility providers for the Hotels covering the most recent three (3) months prior to the date of this Agreement.

                                  SCHEDULE 5.10

                              OFFICE LEASE PREMISES

1. Suite(s) _________ in the office building located adjacent to the Great Bend Holiday Inn and Convention Center, Great Bend, Kansas.

2. Suite(s) _________ in the office building located adjacent to the Holiday Inn Express, Omaha, Nebraska.

























                                        1